UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 id-CONFIRM, INC.
(Exact name of registrant as specified in its charter)

Nevada	7373	98-0222930
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2632 Blake Street, Suite 102, Denver, CO 80205 (303) 458-5727
(Address and telephone number of registrant’s principal executive offices)

Thomas Breen, President 2632 Blake Street, Suite 102, Denver, CO 80205 (303) 458-5727

(Name, address and telephone number of agent for service)

Copy of communications to:
Clark Wilson LLP
William L. Macdonald, Esq.
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [	]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(3)
Common stock to be offered for resale by selling stockholders upon conversion of senior secured convertible debentures	26,695,819(2)	$0.0304	$811,552.90	$86.84
Total Registration Fee				$86.84

(1)           In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)           Represents shares of common stock that may be issued upon the conversion of the senior secured convertible debentures based upon an outstanding principal amount of $2,564,705.19 as at May 31, 2007. The debentures are convertible into shares of common stock at a conversion price of $0.60 per share if converted at the option of the debenture holder. We are registering shares of common stock otherwise issuable under the debentures (based upon a possible conversion price of $0.085). See “Private Placement” for further details on the terms of the debentures.

(3)           Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on June 6, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion

____________, 2007

id-CONFIRM, INC.

A NEVADA CORPORATION

SHARES OF COMMON STOCK OF id-CONFIRM, INC.

_________________________________

The prospectus relates to the resale by certain selling stockholders of id-Confirm, Inc. of up to 26,695,819 shares of our common stock in connection with the resale of up to 26,695,819 shares of our common stock which may be issued to certain selling stockholders upon the conversion of senior secured convertible debentures.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol “IDCO”. On June 6, 2007 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.0304.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ___________________, 2007.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, “our”, and “id-confirm” mean id-Confirm, Inc., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our business involves developing and implementing the commercialization of portable personal biometric devices and software applications for use in personal identification, authentication, and security applications. The principal applications which will be pursued are in prevention of identity theft, assistance to homeland security and elimination of credit card fraud. Our principal executive offices are located at 2632 Blake Street, Suite 102, Denver, Colorado, 80205. Our telephone number is (303) 458-5727. We maintain a website at www.id-confirm.com. Information contained on our website does not form part of this prospectus.

Biometrics are automated methods of identifying a person or verifying the identity of a person based on a physiological or behavioral characteristics. Biometric technologies are becoming the foundation of an extensive array of highly secure identification and personal verification solutions. Essentially, all current biometric technologies work on the same principle. Each user is enrolled by the biometrics system and a copy of the enrollment data is stored in a secured database. When users present themselves for authentication, a new scan/sample is taken and compared with the one stored in the secured database. If the new sample matches, verification is confirmed. To date, our company and its management have developed intellectual property, software applications and technology with respect to mobile personal biometrics. We are a development stage company and will require significant debt or equity financing to continue the development of our intellectual property, software and technology and to continue as a going concern.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling stockholders of id-Confirm, Inc. of up to 26,695,819 shares of our common stock in connection with the resale of up to 26,695,819 shares of our common stock which may be issued to certain selling stockholders upon the conversion of senior secured convertible debentures.

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

Number of Shares Outstanding

There were 71,008,835 shares of our common stock issued and outstanding as at May 30, 2007.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus. We conducted a private placement in November of 2005 to the selling stockholders listed herein, for gross proceeds of $3,078,080. These proceeds are being used primarily for working capital and general corporate purposes.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the period from inception (October 28, 2004) to June 30, 2006 and our consolidated interim financial statements for the nine months ended March 31, 2007, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis” beginning on page 31 of this prospectus.

	For the period from inception (October 28, 2004) to June 30, 2005	For the year ended June 30, 2006	For the nine months ended March 31, 2007
Revenue	$Nil	$50,732	$13,031
Net Loss for the Period	$(1,603,255)	$(1,138,156)	$(4,423,707)
Loss Per Share - basic and diluted	$(0.03)	$(0.02)	$(0.07)
	As of June 30, 2005	As of June 30, 2006	As of March 31, 2007
Working Capital (Deficiency)	$1,200,466	$1,775,706	$(1,499,306)
Total Assets	$1,294,991	$2,500,304	$1,074,124
Total Number of Issued Shares of Common Stock	51,000,000	55,968,467	71,008,835
Accumulated (Deficit)	$(1,603,255)	$(2,741,111)	$(7,165,118)
Total Stockholders' Equity	$1,249,215	$2,094,600	$1,074,124

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 71,008,835 shares of common stock issued and outstanding as of May 30, 2007. When this registration statement is declared effective, the selling stockholders may be reselling up to 26,695,819 shares of our common stock, not including any shares acquired on the exercise of share purchase warrants. As a result of such registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

To the extent any of the selling stockholders exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

The holder of the convertible debentures and our company have the option of converting the principal outstanding under the convertible debentures into shares of our common stock. If the holder or our company converts the convertible debentures, there will be dilution of your shares of our common stock.

The conversion of the Convertible Debentures will result in dilution to the interests of other holders of our common stock since the holder or our company may ultimately convert the full outstanding amount of the Convertible Debentures and the holder may sell all of these shares into the public market.

The following table sets forth the number and percentage of shares of our common stock that would be issuable if the holders of the Debentures converted the principal amount outstanding as of March 31, 2007 at the base fixed conversion price of $0.60 and reduced conversion prices of $0.50, $0.40, $0.30, $0.20, $0.10 and $0.05.

Conversion Price	Number of Shares Issuable on Conversion of Convertible Debentures(1)	Percentage of Issued and Outstanding(2)
$0.60	4,323,875.60	6.4%
$0.50	5,188,650.70	7.6%
$0.40	6,485,813.40	9.3%
$0.30	8,647,751.20	12.1%
$0.20	12,971,626.80	17.1%
$0.10	25,943,253.50	29.1%
$0.05	51,886,507	45.1%

(1)            Represents the number of shares issuable if all principal amounts of all of the Convertible Debentures were converted at the corresponding conversion price.

(2)            Represents the percentage of the total outstanding common stock that the shares issuable on conversion of the Convertible Debentures without regard to any contractual or other restriction on the number of securities the selling stockholder may own at any point in time. Based on 63,068,502 shares issued and outstanding on March 31, 2007.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company’s operations or business prospects. The OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

RISKS RELATED TO OUR BUSINESS

Our new business operations will be subject to a number of risks and uncertainties, including those set forth below:

We have had negative cash flows from operations. Our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.

Our company has had negative cash flows from operations as we have not yet commenced the sale of our products and technology. To date, we have incurred significant expenses in product development and administration in order to ready our products and software for market. Our business plan calls for additional significant expenses necessary to bring our biometric products to market. We have estimated that we will require approximately $300,000 to carry out our business plan for the twelve months ending March 31, 2008. There is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow. In particular, additional capital may be required in the event that:

•	we incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties;
•	we incur delays and additional expenses as a result of technology failure;
•	we are unable to create a substantial market for our services; or
•	we incur any significant unanticipated expenses.

We may not be able to obtain additional equity or debt financing on acceptable terms if and when we need it. Even if financing is available it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

A decline in the price of our shares of common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our shares of common stock could result in a reduction in the liquidity of our shares of common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our shares of common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If the stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations.

If we issue additional shares of common stock in the future this may result in dilution to our existing stockholders.

Our certificate of incorporation authorizes the issuance of 200,000,000 shares of common stock and 100,000,000 shares of preferred stock. Our board of directors has the authority to issue additional shares of common stock up to the authorized capital stated in the certificate of incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. It will also cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our company.

We have a history of losses and negative cash flows, which is likely to continue unless our products gain sufficient market acceptance to generate a commercially viable level of sales.

Although we anticipate that we will be able to start generating revenues during the next six months, we also expect an increase in development and operating costs. Consequently, we expect to incur operating losses and net cash outflows unless and until our existing products, and/or any new products that we may develop or acquire, gain market acceptance sufficient to generate a commercially viable and sustainable level of sales.

Unless we can establish significant sales of our current products, our potential revenues may be significantly reduced.

We expect that a substantial portion, if not all, of our future revenue will be derived from the sale of our security products. We expect that these product offerings and their extensions and derivatives will account for a majority, if not all, of our revenue for the foreseeable future. The successful introduction and broad market acceptance of our security products - as well as the development, introduction and market acceptance of any future enhancements - are, therefore, critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product offerings, or any new product offerings, applications or enhancements. Failure to achieve broad market acceptance of our security products, as a result of competition, technological change, or otherwise, would significantly harm our business.

There is a high risk of business failure due to the fact that we have not commenced commercial operations.

Although we are in the initial stages of developing and implementing the commercialization of our mobile personal biometric device for use in personal security applications, there is no assurance that we will be able to successfully develop sales of our products and technology. Thus we have no way of evaluating whether we will be able to operate the business successfully, and there is no assurance that we will be able to achieve profitable operations.

Potential investors should be aware of the difficulties normally encountered in developing and commercializing new industrial products and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the commercialization process that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to development, manufacture and financing of our mobile personal biometric device. If we are unsuccessful in addressing these risks, our business will most likely fail.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology incorporated in our mobile personal biometric device. Other than registering the domain name www.id-confirm.com, we have not taken any action to protect our proprietary technology. If any of our competitor’s copies or otherwise gains access to our proprietary technology or develops similar technologies independently, we would not be able to compete as effectively.

We also consider our trademarks invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. We have registered the trademark “id-Confirm” and other patents in the United States. These and any other measures that we may take to protect our intellectual property rights, which presently are based upon a combination of copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorized use.

Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

Although management is not aware of similar products and software technology which would compete directly with our products and technology, it is anticipated that larger, better-financed companies will or could develop products and technology similar or superior to our products and technology. Such competition will potentially affect our chances of achieving profitability, and ultimately adversely affect our ability to continue as a going concern.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the commercialization of our products and software technology, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology and customer demands. As a result, our products and software may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, our products and software must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products and software or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products and software may not be favorably received.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our shares of common stock and make it difficult for our stockholders to resell their shares of common stock.

Our shares of common stock are quoted on the OTC Bulletin Board service of the National Association of Securities Dealers Inc. Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our company’s operations or business prospects. This volatility could depress the market price of our shares of common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange such as the American Stock Exchange or New York Stock Exchange. Accordingly, stockholders may have difficulty reselling any of the shares of common stock.

Trading of our shares of common stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our shares of common stock.

The United States Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our shares of common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our shares of common stock.

In addition to the “penny stock” rules described above, the National Association of Securities Dealers Inc. has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the National Association of Securities Dealers Inc. believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The National Association of Securities Dealers Inc. requirements make it more difficult for broker-dealers to recommend that their customers buy our shares of common stock, which may limit your ability to buy and sell our shares of common stock and have an adverse effect on the market for its shares.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Our By-laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Our By-laws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of our company.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our By-laws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 12, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

THE OFFERING

The prospectus relates to the resale by certain selling stockholders of id-Confirm, Inc. of up to 26,695,819 shares of our common stock in connection with the resale of up to 26,695,819 shares of our common stock which may be issued to certain selling stockholders upon the conversion of senior secured convertible debentures.

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

PRIVATE PLACEMENTS

November 14, 2005 Private Placement

On October 27, 2005 we entered into private placement agreements with six institutional investors whereby we were to have received gross proceeds of $2,428,000 and have issued $2,890,476 of Convertible Debentures, convertible into 4,817,460 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. The investors were also to have been issued warrants exercisable at any time after six months from the closing date and for five years thereafter to purchase up to 3,215,213 shares of common stock at an exercise price of $0.9889 per share. The investors were also to have been issued 3,215,213 short term warrants at an adjusted exercise price of $0.60 per share, exercisable until the earlier of six months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date.

Subsequent to October 27, 2005, we rescinded our agreements with two investors and cancelled the corresponding debentures and warrants, and returned their funds. One former investor had $1,000,000 returned and another had $420,000 returned. These investors sought recission and return of their funds due to delays associated with the delivery of a UCC opinion in regards to the security granted over our intellectual property as required under the Securities Agreement. For the four investors that remained (Selling Stockholders herein), the private placement closing and related debentures and warrants were amended to November 14, 2005, following delivery of the outstanding legal opinion. In addition, we also subsequently entered into private placement agreements with seven further investors (Selling Stockholders herein) for gross proceeds of $1,473,680 and have issued $1,754,381 Convertible Debentures. These further investors were issued 2,904,693 warrants and 2,904,693 short term warrants, with the above noted terms and conditions of the warrants having been revised such that all long term warrants had an exercise price of $0.65 per share and all short term warrants were exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. As a result of the subsequent closing on November 14, 2005, a total of 4,891,359 long term warrants and 4,891,359 short term warrants were issued collectively to all of the investors, and we have received gross proceeds of $2,481,680 and issued $2,954,380.95 of Convertible Debentures, convertible into 4,923,968 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment.

In addition, we issued 196,959 long term and 196,959 short term warrants to one broker, issued on the same terms as the investors’ warrants, and paid cash compensation of 5% of the gross proceeds of the offering for brokerage services in the transaction.

Pursuant to the securities purchase agreements entered into by our company and each investor, we have reserved 130% of the number of shares of common stock otherwise issuable under the debentures and warrants to provide for adjustments as may be required under those instruments.

November 22, 2005 Private Placement

Effective November 22, 2005 we entered into private placement agreements with three institutional investors (Selling Stockholders herein), whereby we have received gross proceeds of $596,400 and have issued $710,000 of Convertible Debentures due November 14, 2007, convertible into 1,183,333 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. A total of 1,197,302 long term warrants and 1,197,302 short term warrants have been issued collectively to all of the investors. The long term warrants are exercisable at any time on or after the six month anniversary of the securities purchase agreement at an exercise price of $0.65 per share, for a period of five years. The short term warrants have an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date.

In addition, we issued 47,334 long term and 47,334 short term warrants to one broker, issued on the same terms as the investors’ warrants, and paid cash compensation of 5% of the gross proceeds of the offering for brokerage services in the transaction.

Pursuant to the securities purchase agreements entered into by our company and each investor, we have reserved 130% of the number of shares of common stock otherwise issuable under the debentures and warrants to provide for adjustments as may be required under those instruments.

Warrant Recalculations

As noted above, pursuant to the private placements that closed on November 14 and November 22, 2005, we have received total gross proceeds of $3,078,080 and have issued $3,664,381 of Convertible Debentures, convertible into shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. The investors had also initially been issued warrants exercisable at any time after six months from the closing date and for five years thereafter to purchase up to 6,066,856 shares of common stock at an exercise price of $0.65 per share. The investors were also initially issued 6,066,856 short term warrants at an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date.

The number of short and long terms warrants that we were obligated to issue to the investors was to be based on an average of the closing prices of our common stock over a period of ten trading days prior to the closing. The number of warrants originally granted was incorrectly calculated based on an average of the closing bid and ask prices over the applicable period. Due to this inadvertent error in these calculations in determining number of warrants issuable to the investors, we were required to grant an additional 112,539 long term warrants and an additional 112,539 short term warrants to the investors. As a result, a total of 6,179,395 long term warrants and 6,179,395 short term warrants have been issued collectively to all of the investors. The short term warrants have since expired, unexercised.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued to them upon conversion of the senior secured convertible debentures, upon exercise of the short term common stock purchase warrants, or upon the exercise of outstanding long term common stock purchase warrants. Because the selling stockholders may offer all or only some portion of the 26,695,819 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

For a description of the convertible debentures and the related share purchase warrants, see the section of the prospectus entitled "November 2005 Private Placement of Convertible Debentures and Warrants".

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of May 1, 2007, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us within the past three years. None of the selling stockholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with id-Confirm	Common Shares Owned by the Selling Stockholders	Number of Shares Issuable Upon Exercise of Conversion or Purchase Rights and forming part of this offering(2)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
JMG Triton Offshore Fund Ltd.(3)	562,442	2,113,611	2,113,611	Nil	Nil
JMG Capital Partners LP(4)	562,442	2,113,611	2,113,611	Nil	Nil
Crescent (International) Ltd.(5)	404,668	2,498,361	2,498,361	Nil	Nil

Portside Growth and Opportunity Fund(6)	411,757	1,439,419	1,439,419	Nil	Nil
Platinum Long Term Growth II, LLC(7)	597,853	2,097,506	2,097,506	Nil	Nil
Iroquois Master Fund Ltd.(8)	240,978	845,444	845,444	Nil	Nil
Double U Master Fund, LP(9)	360,276	2,113,611	2,113,611	Nil	Nil
Monarch Capital Fund Ltd.(10)	360,276	2,113,611	2,113,611	Nil	Nil
CMS Capital(11)	240,184	1,409,074	1,409,074	Nil	Nil
Alpha Capital AG(12)	836,726	2,935,570	2,935,570	Nil	Nil
Nite Capital LP(13)	254,311	845,444	845,444	Nil	Nil
Bristol Investment Fund, Ltd.(14)	Nil	2,061,572	2,061,572	Nil	Nil
Whalehaven Capital(15)	762,930	2,536,333	2,536,333	Nil	Nil
Tayside Trading Ltd.(16)	200,959	704,392	704,392	Nil	Nil
Rockmore Investment Master Fund, Ltd.(17)	190,853	668,260	668,260	Nil	Nil
Terrance McDermott	200,000	Nil	200,000	Nil	Nil
TOTALS		26,495,819	26,695,819

(1)           Assumes all of the shares of common stock offered are sold. Based on 71,008,835 common shares issued and outstanding on May 30, 2007.

(2)           Represents common stock that potentially may be issued upon conversion of the outstanding balance of the senior secured convertible debentures, based upon an outstanding balance at May 30, 2007 of $2,564,705.19. See “November 2005 Private Placement of Convertible Debentures and Warrants” for further details on the terms of the senior secured convertible debentures.

(3)           The number of shares of common stock listed for such selling security holder includes 2,113,611 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $179,656.93, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Pacific Assets Management LLC, the investment manager to JMG Triton Offshore Fund Ltd., exercises dispositive and voting power with respect to the shares of common stock that JMG Triton Offshore Fund Ltd. owns, or that it may acquire on conversion of the debentures. Pacific Assets Management LLC is owned by Pacific Capital Management Inc., which is owned by Roger Richter, Jonathan M. Glaser and Daniel A David, who collectively exercise dispositive and voting power with respect to JMG Triton Offshore Fund Ltd.

(4)           The number of shares of common stock listed for such selling security holder includes 2,113,611 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $179,656.93, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. JMG Capital Management, LLC, the general partner and investment advisor of JMG Capital Partners LP, exercises dispositive and voting power with respect to the shares of common stock that JMG Capital Partners LP owns, or that it may acquire on conversion of the debentures. JMG Capital Management, LLC is owned by JMG Capital Management Inc. Jonathan M. Glaser is the executive officer and director of JMG Capital Management Inc. and exercises dispositive and voting power for JMG Capital Partners LP.

(5)           The number of shares of common stock listed for such selling security holder includes 2,498,361 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $211,875.99, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Cantara (Switzerland) SA, the investment manager to Crescent (International) Ltd. exercises dispositive and voting power with respect to the shares of common stock that Crescent (International) Ltd. owns, or that it may acquire on conversion of the debentures. Mel Craw, Maxi Brezzi and Bachir Taleb-Ibrahimi are the managers of Cantara (Switzerland) SA and as a result collectively exercise dispositive and voting power with respect to Cantara (Switzerland) SA, although they disclaim beneficial ownership of securities held or acquired by Crescent (International) Ltd.

(6)           The number of shares of common stock listed for such selling security holder includes 1,439,419 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $122,350.61, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares purchased in this offering by Portside Growth and Opportunity Fund and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.

(7)           The number of shares of common stock listed for such selling security holder includes 2,097,506 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $178,288.01, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Mark Nordlicht exercises dispositive and voting power with respect to the shares of common stock that Platinum Long Term Growth II, LLC owns, or that it may acquire on conversion of the debentures.

(8)           The number of shares of common stock listed for such selling security holder includes 845,444 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $71,862.74, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Joshua Silverman, Managing Member of Iroquois Master Fund Ltd., exercises dispositive and voting power with respect to the shares of common stock that Iroquois Master Fund Ltd. owns, or that it may acquire on conversion of the debentures.

(9)           The number of shares of common stock listed for such selling security holder includes 2,113,611 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $179,656.93, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Double U Master Fund L.P. is a master fund in a master-feeder structure with B&W Equities, LLC as its general partner. Isaac Winehouse is the manager of B&W Equities, LLC and Mr. Winehouse has ultimate responsibility of trading with respect to Double U Master Fund L.P. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(10)          The number of shares of common stock listed for such selling security holder includes 2,113,611 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 1, 2007 of $179,656.93, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Joseph Frank exercises dispositive and voting power with respect to the shares of common stock that Monarch Capital Fund Ltd. owns, or that it may acquire on conversion of the debentures.

(11)          The number of shares of common stock listed for such selling security holder includes 1,409,074 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $119,771.29, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Monachem Lipskler exercises dispositive and voting power with respect to the shares of common stock that CMS Capital owns, or that it may acquire on conversion of the debentures.

(12)          The number of shares of common stock listed for such selling security holder includes 2,935,570 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $249,523.45, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Konrad Praddafant Liechtenstein exercises dispositive and voting power with respect to the shares of common stock that Alpha Capital AG owns, or that it may acquire on conversion of the debentures.

(13)          The number of shares of common stock listed for such selling security holder includes 845,444 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $71,862.74, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Keith Goodman, Manager of the General Partner of Nite Capital LP, exercises dispositive and voting power with respect to the shares of common stock that Nite Capital LP owns, or that it may acquire on conversion of the debentures.

(14)          The number of shares of common stock listed for such selling security holder includes 2,061,572 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $174,833.68, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Bristol Capital Advisors, LLC, the investment manager to Bristol Investment Fund, Ltd. exercises dispositive and voting power with respect to the shares of common stock that Bristol Investment Fund, Ltd. owns, or that it may acquire on conversion of the debentures. Paul Kessler is the manager of Bristol Capital Advisors, LLC and as a result exercises dispositive and voting power with respect to Bristol Capital Advisors, LLC, although he disclaims beneficial ownership of securities held or acquired by Bristol Investment Fund, Ltd.

(15)          The number of shares of common stock listed for such selling security holder includes 2,536,333 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $215,588.30, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Evan Schemenauer, Arthur Jones and Jennifer Kelly, the Directors of Whalehaven Capital exercise dispositive and voting power with respect to the shares of common stock that Whalehaven Capital owns, or that it may acquire on conversion of the debentures.

(16)          The number of shares of common stock listed for such selling security holder includes 704,392 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $59,873.32, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Daniel Pines, Director and President of Tayside Trading Ltd. exercises dispositive and voting power with respect to the shares of common stock that Tayside Trading Ltd. owns, or that it may acquire on conversion of the debentures.

(17)          The number of shares of common stock listed for such selling security holder includes 668,260 shares of common stock potentially issuable upon conversion of a convertible debenture, principal amount outstanding on May 30, 2007 of $56,802.10, due November 14, 2007, based upon a deemed conversion price of $0.085 per share. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of November 30, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

In the securities purchase agreement with the each of the investors (the selling stockholders) in the November, 2005 private placements, we agreed to file a registration statement on or before the 45th from closing of the private placements. After filing a registration statement, we are required to use our best efforts to cause this registration statement to become effective within 90 days from closing or, in the event of a full review of this registration statement by the Securities and Exchange Commission, within 120 days from closing. We will be required to keep the registration statement effective until such time as all securities registered herein have been sold or may be resold pursuant to Rule 144 without restriction.

In the event that:

- we fail to file this registration statement by the 45th day from closing of the private placement;

- we fail to file a request for acceleration within five trading days of the date we are notified that this registration statement will not be reviewed or is not subject to further review by the Securities and Exchange Commission;

- prior to the date when this registration statement is first declared effective by the Securities and Exchange Commission, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the Securities and Exchange Commission within 10 calendar days after the receipt of comments by or notice that such amendment is required in order for this registration statement to be declared effective;

- we fail to have this registration statement declared effective by 90 or 120 days from closing of the private placements, as applicable; or

- this prospectus is unavailable for more than 10 consecutive days or more than 15 days during any 12 month period;

(each of these is deemed to be a registration default) then our company will pay liquidated damages to each of the investors equal to 2% of the aggregate purchase price paid by each holder for the first 30 days after the date of default and 2% of the aggregate purchase price paid by each holder for every 30 day period thereafter. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we will pay interest thereon at a rate of 18% per annum to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

We filed an initial registration statement that was declared effective on March 15, 2006 (SEC File No. 333-130329). However, insufficient shares were registered to satisfy shares issuable on conversion of the debentures at the option of the company, given the subsequent trading prices of the company’s shares of common stock. As such, under the registration rights agreements, we are obligated to file an additional registration statement to register additional shares issuable on conversion of the debentures.

PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

- any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed our company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.

We are required to pay certain fees and expenses incurred by our company incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

NOVEMBER 2005 PRIVATE PLACEMENT OF

CONVERTIBLE DEBENTURES AND WARRANTS

Pursuant to the private placements that closed on November 14 and November 22, 2005, we have received total gross proceeds of $3,078,080 and have issued $3,664,381 of convertible debentures, convertible into shares of Common Stock at the option of the debenture holder at a conversion price of $0.60 The convertible debentures mature on November 14, 2007.

Maturity, Prepayment and Redemption

The convertible debentures do not bear interest on the outstanding principal amount, as we received 3,078,080 in gross proceeds and issued convertible debentures in the principal amount of $3,664,381.

All principal on the convertible debentures shall be due on November 14, 2007. We may not prepay the convertible debentures without the consent of the debenture holders.

We are required to redeem the convertible debentures on a monthly basis, commencing the 1st of each month, immediately after the earlier of (a) the first such date immediately following the 120th day after the issuance of the convertible debentures and (b) the first such date following the 60th day after the effective date of this registration statement and ending upon the full redemption or conversions of the convertible debentures. The amount that we are required to redeem per month is 1/15 of the principal amount of the debentures.

On each monthly redemption date we must redeem the applicable amount in cash. However, upon providing the appropriate notice to the debenture holders, in lieu of a cash redemption payment we may elect to pay all or part of a such redemption amount in shares based on a conversion price equal to the lesser of (i) the fixed conversion price of $0.60 and (ii) 75% of the average of the ten volume weighted average prices for the ten trading days immediately prior to the applicable monthly redemption date. A debenture holder may at their option convert any principal amount of a debenture subject to a monthly redemption at any time prior to the date that the monthly redemption amount is due.

Conversion Provisions, Conversion Price and Adjustments

The holders, at their option, may convert, at any time until the close of business on the business day before the date of final maturity of the convertible debentures, all or any portion of the principal amount of the convertible debentures into fully paid and non-assessable shares of our common stock at the conversion price in effect at the date of conversion. The conversion price shall be equal to the conversion price of $0.60, subject to adjustment.

The fixed conversion price of $0.60 will be adjusted on the occurrence of any one of the following events:

•	we declare a dividend payable in, or other distribution of, additional shares of our common stock;
•	we subdivide or reverse split our outstanding shares of common stock;
•	we make a distribution of securities (other than shares of our common stock); or
•

if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable for consideration per share or the price per share for which common stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such convertible securities is less than the conversion price in effect immediately prior to the time of such issue or sale.

Pursuant to their terms, the debentures may not be converted by the debenture holder exercised if such conversion would result in the holder owning more than 4.99% of our outstanding shares of common stock.

If any one of these events happens, then the fixed conversion price will generally be adjusted to equal the current conversion price multiplied by a fraction (i) the numerator of which is the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance, and (ii) the denominator of which is the sum of the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of common stock issuable as a result of such issuance.

If we are not in default of the terms of the convertible debentures we may force conversion of the debentures under certain circumstances. Specifically, if after the effective date of this registration statement, each of the volume weighted average prices for any twenty consecutive trading days exceeds 200% of $0.59 (the market price at closing calculated pursuant to the terms of the purchase agreement) we may, upon the provision the appropriate notice, cause the debenture holders to immediately convert all or part of the then outstanding principal amount of debentures. Any forced conversion shall be applied ratably to all debenture holders based on their initial purchases of the debentures.

Events of Default

If an event of default occurs, the holders of a convertible debenture can elect to require us to pay all of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible debenture.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible debentures in cash (including any interest on such amounts and any applicable late fees under the convertible debentures), the holders of the debentures may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible debentures, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible debentures, or to enforce the payment of the outstanding convertible debentures or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

Share Purchase Warrants

In connection with the sale of our convertible debentures, a total of 6,179,395 long term warrants and 6,179,395 short term warrants have been issued collectively to all of the debenture holders. The long term warrants are exercisable at any time on or after the six month anniversary of the issuance of the debentures at an exercise price of $0.65 per share, for a period of five years. The short term warrants have an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of this registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. As a result, the short term warrants have expired, unexercised. Pursuant to their terms, the warrants may not be exercised if such exercise would result in the holder owning more than 4.99% of our outstanding shares of common stock.

In addition, we issued 244,292 long term and short term warrants to JPC Capital Partners Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, issued on the same terms as the debenture holders’ warrants. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the sale of our convertible debentures to the other selling stockholders.

The exercise price of the warrants will be adjusted on the occurrence of any one of the following events:

•	we declare a dividend payable in, or other distribution of, additional shares of our common stock;
•	we subdivide or reverse split our outstanding shares of common stock;
•	we make a distribution of securities (other than shares of our common stock);
•

if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable for consideration per share or the price per share for which common stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such convertible securities is less than the conversion price in effect immediately prior to the time of such issue or sale.

The short and long term warrants contain “cashless exercise” provisions. In the event that there is not an effective registration statement regarding the shares to be issued on exercise of the warrants, the holders may use the cashless exercise provisions to acquire shares on exercise of the warrants. Pursuant to such provisions, based on a formula contained in the terms and conditions of the warrants, the warrant holder can exercise the warrants and acquire shares without providing the cash exercise price. The holder shall be entitled to receive shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the volume weighted average price on the trading day immediately preceding the date the election to exercise;

(B) = the applicable exercise price of the warrant; and

(X) = the number of shares issuable upon exercise of the warrant in accordance with the terms of the warrant by means of a cash exercise rather than a cashless exercise.

Consequences of Adjustments in the Conversion Price of the Convertible Debentures or Exercise Price of the Share Purchase Warrants

Any adjustments to the fixed conversion price which reduces the conversion price of the convertible debentures and the exercise price of the share purchase warrants will result in the holders of the convertible debentures receiving more shares upon conversion of the convertible debentures and exercise of the share purchase warrants. If the holders of the convertible debentures and the share purchase warrants are entitled to receive a greater number of shares of our common stock due to adjustments to the conversion price, then:

•	the other holders of common stock will experience substantial and increasing dilution;
•

to the extent the holders of the convertible debentures convert the convertible debentures, exercise the share purchase warrants and sell their shares of common stock, the price of our common stock may decrease and continue to decrease as these additional shares are sold in the market; and

•	the issuance of the shares and any decrease in the market price may make it more difficult for us to raise capital or sell equity securities in the future.

Any adjustment which reduces the conversion price of the convertible debentures or the exercise price of the share purchase warrants may also result in a decrease in the market price of our common stock.

LEGAL PROCEEDINGS

Other than as disclosed below, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

On February 27, 2007, we received a Summons in regards to an action against us by Bristol Investment Fund Ltd., alleging defaults under the debenture held by the plaintiff, claiming principal due of $166,666 and interest, fees and costs. The Summons was filed on February 20, 2007 in the Supreme Court of the State of New York, County of New York.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
David Grasch	Chief Executive Officer and Director	42	June 15, 2006
Thomas Breen	President, Interim Chief Financial Officer and Director	50	June 15, 2006

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

David Grasch, Chief Executive Officer and Director

Mr. Grasch has over twenty years of Fortune 500 experience in the consumer products, financial services, strategic consulting and telecommunications industries. Specifically, he brings Strategic, Financial and Managerial leadership to the Board of Directors. Over his career, David has developed a strategic viewpoint, capable of seeing and communicating the “Big Picture” to customers, employees and shareholders. He offers extensive experience in Sales, Operations Management and Business Development. David earned his Masters of Business Administration from the Johnson Graduate School of Management (JGSM) at Cornell University and his Bachelor of Science – Mathematics from Indiana University.

Thomas Breen, President, Interim Chief Financial Officer and Director

Mr. Breen has more than 25 years of business management knowledge with hands-on experience in positions with full P&L accountability, with more than 20 years in CEO and CFO positions, and five years in public accounting with nationally recognized firms. He brings a practical approach to business with an emphasis on applying strong leadership and problem-solving skills to the business needs of emerging growth companies. He brings experience in corporate acquisitions and divestitures, operations management, evaluating accounting issues and providing external reporting assistance. He is practiced at helping companies achieve their financial, liquidity and growth objectives. Mr. Breen holds a BS in Accounting, and a CPA license.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.             any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.             any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.             being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.             being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 1, 2007, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Owner	Percentage of Class(1)
Thomas Breen 1800 Boulder Street, Suite 400 Denver, CO 80211	common stock	3,000,000	4.22%

David Grasch 6092 Blue Terrace Circle Castle Rock, CO 80108	common stock	5,059,000	7.12%
Ronald Nelson Baird 2210 Pine Wood Road Sedalia, CO 80135	common stock	5,301,000	7.60%
Robert A. Morrison IV 1800 Boulder Street, Suite 200 Denver, CO 80211	common stock	7,651,800	10.77%
S&G Holdings 5198 S. Memphis Court Centennial, CO 80015	common stock	4,435,600	6.25%
All Officers and Directors As a Group (2 persons)	common stock	8,059,000	11.35%

(1)             Based on 71,008,835 shares of common stock issued and outstanding as of May 30, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 200,000,000 common shares with a par value of $0.0001. As of May 1, 2007, we had 71,008,835 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of id-Confirm, Inc. at June 30, 2006 and for two years then ended and the accumulative period from October 28, 2004 to June 30, 2006 included in this registration statement have been audited by Gordon, Hughes & Banks, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

SECURITIES AND EXCHANGE COMMISSION POSITION

ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 2632 Blake Street, Suite 102, Denver, Colorado, 80205. Our premises occupy 2,500 square feet, which we believe is adequate for our current operations. We lease the premises at a cost of $3,642 per month for a term of 3 years, commencing March 15, 2007. We do not anticipate that we will require any additional premises in the foreseeable future.

DESCRIPTION OF BUSINESS

General Overview

We are a development stage company involved in developing and implementing the commercialization of portable personal biometric devices and software applications for use in personal identification, authentication, and security applications. The principal applications which will be pursued are in prevention of identity theft, assistance to homeland security and elimination of credit card fraud. Biometrics are automated methods of identifying a person or verifying the identity of a person based on a physiological or behavioural characteristics. We were previously involved in the wholesale and retail of knit silk undergarments and silk blended lounge wear by direct customer sales through the internet and by mail order.

Business Development During the Last Three Years

Our company, id-Confirm, Inc. was incorporated in Nevada on October 29, 1999. Prior to a name change on December 29, 2004, id-Confirm was known as Fidelity Capital Concepts Limited. On July 25, 2005, we changed the fiscal year end from September 30 to June 30.

Our shares of common stock were initially approved for quotation on the OTC Bulletin Board under the name “Fidelity Capital Concepts Limited” under the symbol, FDCC, however, the first trade did not occur until January 4, 2005 when we commenced trading under the name “id-Confirm, Inc.” under the symbol, IDCO.

Fidelity Capital Concepts Limited (FCC) was incorporated under the laws of the State of Nevada on October 29, 1999. Until FCC effected the acquisition of a Colorado corporation on November 18, 2004, id-Confirm, Inc. (id-Confirm (Colorado)), its focus was on the wholesale and retail of knit silk undergarments and silk blended lounge wear by direct customer sales through the internet and by mail order.

On October 8, 2004, FCC effected a forward split of its then issued and outstanding 5,400,000 shares of common stock on a one-for-eight basis. This forward split resulted in the company having 43,200,000 shares of common stock issued and outstanding as of October 8, 2004.

On November 12, 2004, FCC entered into a share exchange agreement with id-Confirm (Colorado) and its stockholders to acquire 100% of id-Confirm (Colorado)’s issued and outstanding shares of voting stock in exchange for 26,000,000 shares of common voting stock of FCC. The share consideration paid by FCC to id-Confirm (Colorado) stockholders represented 52.85% of the issued voting equity of FCC on a fully diluted basis immediately following closing. FCC’s acquisition of id-Confirm (Colorado) was an arm’s length transaction.

On November 18, 2004, FCC completed the acquisition of 100%, of the shares of common stock of id-Confirm (Colorado) in exchange for issuing 26,000,000 shares of common stock. As a result, the stockholders of id-Confirm, (Colorado) acquired a majority of the outstanding shares of common stock. Therefore, for accounting purposes, id-Confirm (Colorado) was deemed to have acquired FCC.

Concurrently, id-Confirm (Nevada) disposed of a wholly-owned subsidiary to a director and shareholder for cancellation of 1,600,000 common shares and another shareholder surrendered 18,400,000 common shares for cancellation. The subsidiary disposed of accounted for all of id-Confirm (Nevada)’s prior business operations, and on the date of reorganization the net assets of the remaining non-operating entity were $87,337, consisting principally of cash and accounts payable.

None of the stockholders of id-Confirm (Colorado) were stockholders of FCC prior to the November 2004 acquisition. Under certain circumstances, the shares of common stock issued by FCC to the former stockholders of id-Confirm (Colorado) could constitute a controlling voting block on matters which may be put before FCC’s stockholders. In consideration for the exchange of all id-Confirm (Colorado) shares of common stock held by them, the 26,000,000 shares of common stock were issued to 13 individuals in reliance upon the exemptions from registration provided by Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended.

On December 29, 2004, we changed our name from “Fidelity Capital Concepts Limited” to “id-Confirm, Inc”. The name change was recorded by the Nevada Secretary of State on December 29, 2004 and took effect with the Over-the-Counter Bulletin Board at the opening for trading on January 4, 2005 under the new stock symbol, IDCO.

On October 6, 2006, pursuant to the approval of our shareholders, we filed an Amendment to Articles of Incorporation with the Nevada Secretary of State wherein we amended our Articles of Incorporation by increasing our authorized number of common stock from 100,000,000 to 200,000,000 shares with a par value of $0.0001 and authorizing the issuance of 100,000,000 shares of preferred stock with a par value of $0.0001 per share.

Our Current Business

Our business involves developing and implementing the commercialization of portable personal biometric devices and software applications for use in personal identification, authentication, and security applications. The principal applications which will be pursued are in prevention of identity theft, assistance to homeland security and elimination of credit card fraud.

Biometrics are automated methods of identifying a person or verifying the identity of a person based on physiological or behavioural characteristics. Biometric technologies are becoming the foundation of an extensive array of highly secure identification and personal verification solutions. Essentially, all current biometric technologies work on the same principle. Each user is enrolled by the biometrics system and a copy of the enrollment data is stored in a secured database. When users present themselves for authentication, a new scan/sample is taken and compared with the one stored in the secured database. If the new sample matches, verification is confirmed. To date, our company and its management have developed intellectual property, software applications and technology with respect to mobile personal biometrics. We are a development stage company and will require significant debt or equity financing to continue the development of our intellectual property, software and technology and to continue as a going concern.

We are still in our infancy as a viable commercial entity, and consequently our focus has been on the identification of market needs, the development of products and services to meet these needs, and the branding of our company and our services. We anticipate that the expected growth in revenues will assist us in attracting additional financing to allow us to add the needed resources in order to further support the growth of our operations. To March 31, 2007, we have had $63,763 of revenues and we expect sales to grow. Despite our expectations, there are no assurances that revenues can be achieved, or that we will be able to attract additional financing on acceptable terms, if at all. Should we be unable to achieve anticipated revenues or to attract additional financing on acceptable terms, we will not be able to achieve profitable operations.

On August 8, 2005, we announced that we were assigned patent rights from Robert A. Morrison IV and Ronald N. Baird, directors and officers at that time, for a new mobile biometric communications device incorporating several unique innovations. The device combines the attributes of a mobile telephone, with biometric security features, and the characteristics of a credit identification system. The mobile biometric communications device is designed to take the place of a number of devices and identification mechanisms that people carry with them on a day-to-day basis. The product is designed to add security both to the use of a mobile communications system as well as credit verification methods.

Principal Products

Our primary product that is available for purchase is the id-Confirm Biometric USB Secure Data Drive, which works with any USB-enabled computer. Activated by the owner's unique fingerprint biometric, the Secure Data Drive creates a secure method of storing and transporting confidential computer files and making them available only to their owner -- on any computer. To use, the owner initializes the Secure Data Drive to recognize only the owner's biometric identification (fingerprint). The id-Confirm Biometric USB Secure Data Drive can recognize up to 10 uniquely different fingerprints.

Once activated, the user can then store data files or other information on the Secure Data Drive. The owner can then remove the Secure Data Drive from the home or office computer, put it in a pocket for transportation, and later access, work, and add to the information on any USB-enabled computer anywhere in the world. About the size of an adult thumb, the id-Confirm Biometric USB Secure Data Drive is completely portable. To access data files on it, away from the home or office computer, the user merely inserts it into the USB port of any PC computer, opens it with his or her fingerprint, and then retrieves files in the traditional way. Price of this product is currently $99.95 from the web store. We believe that the Secure Data Drive will attract purchase interest from students as well as business people who have to work on projects or manage their files from multiple computers. It eliminates the danger that files sent over the internet may be intercepted or compromised since control of the files remains totally in the hands of the owner.

We have also made our touchStar products available through the web store as well. At the touch of a finger, touchStar’s integrated technologies provide a solution to management identity access needs. touchStar eliminates the burdensome management issues related to security cards, pin number issuance, and regulation. touchStar tracks hours worked and payroll costs while monitoring personnel movements and access. The integrated system will signal alarms if access is denied to a potential user, allowing for real-time threat assessment. The touchStar integrated fingerprint authentication system is specifically designed to provide personal identification. We believe that touchStar is an effective, foolproof, time and attendance system; preventing unauthorized access, deterring ghost employees, buddy punching, and unauthorized access in remote areas.

We are of the view that there are potential touchStar applications in a variety of access, time and attendance control intensive industries such as: schools, research labs, manufacturers, engineering, banking, medical facilities, retail stores, computer server rooms, safe deposit area, water supply and electric power stations, warehouses, hospitals, chemical and nuclear security, and pharmaceutical production plants.

Two versions of the touchStar product are offered at our web store: the touchStar currently priced at $1,200 and the touchStar Mini, with slightly less capabilities than touchStar, currently priced at $850.

On October 5, 2005, we announced that we entered into Distributorship Agreement with BBD Best Brands Distribution Ltd. effective August 31, 2005. This agreement sets forth terms and conditions for the delivery of our biometric security devices and accompanying software to BBD for their distribution in the Black Sea Region. In the first year of the three-year agreement, we would deliver mobile biometric products, touchStar biometric time and attendance devices as well as USB biometric flash drives. The initial shipment would include 220 USB biometric Secure Data Drives (1GB) and 20 touchStar devices. The agreement sets forth terms that as sales occur additional product will be shipped from our company to maintain a base inventory at BBD. On June 26, 2006, we completed delivery of an initial order to BBD.

Research and Development

As a development stage company with a unique multi-faceted technique for biometric authentication devices, much of the current year budget has been spent on research and development. We spent $274,855 for the year ended June 30, 2006 on research and development activities. From October 28, 2004 (inception) through June 30, 2006 we have spent $455,749 on research and development activities. We expect that our annual research and development expenses will continue to increase as we complete work on products currently in development.

We anticipate expending approximately $200,000 during the twelve-month period ending June 30, 2007 on research and development activities, which would include approximately $100,000 on salaries and $100,000 on related supplies to conduct these activities and the production of future prototypes. We intend to develop our own key components as part of our objective to reduce product cost.

Sales and Marketing

We are promoting our products and accompanying software through multiple channels, namely through soliciting master distributors in the United States and foreign countries, through security consultants and through our own sales team. We plan to direct our marketing effort to target sales in U.S. homeland security, identity theft prevention and eliminating credit card fraud. We will demonstrate the feasibility of our products and software to our potential customers via pilot projects. For example, we participated in a pilot project in Bulgaria to test the feasibility of using systems such as we can produce in the fight against illegal border crossings and theft of merchandise being transported across various border/customs points. In a report released in September 2005 by the United States Agency for International Development (USAID)/Bureau for Europe and Eurasia, the Bulgarian project has been deemed successful. The report further stated that this kind of technology will be useful for companies and governments to realize efficiencies in their market delivery systems and their border/customs security. We also have on-going pilot projects in Mexico and Romania. We have entered into a distributorship agreement with BBD Best Brands Distribution LTD of Constanta, Romania to distribute our products/technology. The agreement is a multiple year agreement with the initial installment calling for the sale of touchStar units, USB flashdrive units, and mobile biometric products in the amount of $50,000. On June 26, 2006, we completed delivery of an initial order to BBD earning revenues of $41,500. Equally important to us is the internet as a marketing tool. In this regard, we have built a secure website to disseminate information about our products and accompanying software. Our company’s e-store is accessible on the website and ready for product sales via the internet. The secure purchase site is accessible from our company’s website address, www.id-confirm.com. Products like the one gigabyte USB biometric flash drive can be purchased on the e-store site. The customer is able to use any major credit card to purchase our products. As we develop additional biometric security devices, these will also be available through the e-store. We anticipate that we will expend approximately $477,000 during the twelve-month period ending March 31, 2008 on sales and marketing activities, including the salaries for new and existing employees and consultants involved in sales and marketing.

Competition

Although management is not aware of similar products and software which would compete directly with our products and technology, it is anticipated that larger, better-financed companies will or could develop products similar or superior to our products and technology. Such competition will potentially affect our chances of achieving profitability, and ultimately adversely affect our ability to expand and achieve a profitable level of operations in the biometric security industry.

Manufacturing and Engineering

We currently plan to have our products manufactured for us by third parties, under the supervision of qualified personnel. Our consultants in the design and development of our products have long-term relationships with manufacturers and assemblers and we intend to use those relationships to our company’s advantage as it pertains to manufacturing and assembly of products. Engineering for our products is conducted through our consultants. Development of our “back office” software likewise has been accomplished through the use of independent consultants.

Intellectual Property

We have registered the trademark “id-Confirm, Inc.” (with a finger print in the “o” position in the word Confirm).

We have applied for the trademark, “id4u”.

We have applied for the trademark “id-Confirm SecureLink System”.

We have applied for two patents in the United States covering a personal mobile biometric authentication system and a privacy friendly authentication method. In addition, we applied for foreign patent protection in the European Union, Mexico, Romania, Russia and Ireland.

Government Approval

We expect approval of pending patents by the United States Patent Office within the next eighteen months.

Employees

As of March 31, 2007, we employed 6 full-time people. We expect that we will add employees, mostly in the sales and sales support areas which will cause a substantial increase in the amount of money spent on salaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 6 of this registration statement.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Readers should note that on February 15, 2007, we filed an amended Form 10-QSB Quarterly Report for our interim period ended March 31, 2006 and on November 29, 2006, we filed an amended Form 10-QSB Quarterly Report for our interim period ended December 31, 2005.

Overview

Fidelity Capital Concepts Limited (FCC) was incorporated under the laws of the State of Nevada on October 29, 1999. Until FCC effected the acquisition of a Colorado corporation on November 18, 2004, id-Confirm, Inc. (id-Confirm (Colorado)), its focus was on the wholesale and retail of knit silk undergarments and silk blended lounge wear by direct customer sales through the internet and by mail order.

On October 8, 2004, FCC effected a forward split of its then issued and outstanding 5,400,000 shares of common stock on a one-for-eight basis. This forward split resulted in the company having 43,200,000 shares of common stock issued and outstanding as of October 8, 2004.

On November 12, 2004, FCC entered into a share exchange agreement with id-Confirm (Colorado) and its stockholders to acquire 100% of id-Confirm (Colorado)’s issued and outstanding shares of voting stock in exchange for 26,000,000 shares of common voting stock of FCC. The share consideration paid by FCC to id-Confirm (Colorado) stockholders represented 52.85% of the issued voting equity of FCC on a fully diluted basis immediately following closing. FCC’s acquisition of id-Confirm (Colorado) was an arm’s length transaction.

On November 18, 2004, FCC completed the acquisition of 100%, of the shares of common stock of id-Confirm (Colorado) in exchange for issuing 26,000,000 shares of common stock. As a result, the stockholders of id-Confirm, (Colorado) acquired a majority of the outstanding shares of common stock. Therefore, for accounting purposes, id-Confirm (Colorado) was deemed to have acquired FCC. Concurrent with this transaction, FCC changed its name to id-Confirm (Nevada).

Concurrently, id-Confirm (Nevada) disposed of a wholly-owned subsidiary to a director and shareholder for cancellation of 1,600,000 common shares and another shareholder surrendered 18,400,000 common shares. The subsidiary disposed of accounted for all of id-Confirm (Nevada)’s prior business operations, and on the date of reorganization the net assets of the remaining non-operating entity were $87,337, consisting principally of cash and accounts payable.

None of the stockholders of id-Confirm (Colorado) were stockholders of FCC prior to the November 2004 acquisition. Under certain circumstances, the shares of common stock issued by FCC to the former stockholders of Id-Confirm (Colorado) could constitute a controlling voting block on matters which may be put before FCC’s stockholders. In consideration for the exchange of all id-Confirm (Colorado) shares of common stock held by them, the 26,000,000 shares of common stock were issued to 13 individuals in reliance upon the exemptions from registration provided by Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended.

On December 29, 2004, we changed our name from “Fidelity Capital Concepts Limited” to “id-Confirm, Inc”. The name change was recorded by the Nevada Secretary of State on December 29, 2004 and took effect with the Over-the-Counter Bulletin Board at the opening for trading on January 4, 2005 under the new stock symbol, IDCO.

Principal Products and Services

Our business involves developing and implementing the commercialization of portable personal biometric devices and software applications for use in personal identification, authentication, and security applications. The principal applications which will be pursued are in prevention of identity theft, assistance to homeland security and elimination of credit card fraud.

Biometrics are automated methods of identifying a person or verifying the identity of a person based on physiological or behavioural characteristics. Biometric technologies are becoming the foundation of an extensive array of highly secure identification and personal verification solutions. Essentially, all current biometric technologies work on the same principal. Each user is enrolled by the biometrics system and a copy of the enrollment data is stored in a secured database. When users present themselves for authentication, a new scan/sample is taken and compared with the one stored in the secured database. If the new sample matches, verification is confirmed. To date, our company and its management have developed intellectual property, software applications and technology with respect to mobile personal biometrics. We are a development stage company and will require significant debt or equity financing to continue the development of our intellectual property, software and technology and to continue as a going concern.

We are still in our infancy as a viable commercial entity, and consequently our focus has been on the identification of market needs, the development of products and services to meet these needs, and the branding of our company and our services. We anticipate that the expected growth in revenues will assist us in attracting additional financing to allow us to add the needed resources in order to further support the growth of our operations. To date, we have had $61,292 of revenues and we expect sales to grow in the next quarter. Despite our expectations, there are no assurances that revenues can be achieved, or that we will be able to attract additional financing on acceptable terms, if at all. Should we be unable to achieve anticipated revenues or to attract additional financing on acceptable terms, our ongoing business and future success may be adversely affected.

On August 2, 2005, we announced the availability of our one gigabyte memory device (SDD) for sale through our e-store. This device, which is about the size of an adult thumb and works with any USB-enabled computer, will allow the user to transport files in a secure environment from computer to computer (as in a work or school environment). Activated by the owner’s unique fingerprint biometrics, the memory device creates a secure method of storing and transporting confidential computer files and making them only available to its owner on any computer. To use the device, the owner initializes it to recognize only the owner’s biometric. The memory device can recognize up to four unique fingerprints. Data information is then stored on the memory device and it is removed and/or copied from the home or office computer. To access data files on it, away from the home or office computer, the user merely inserts it into the USB port of any computer, opens it with his or her fingerprint, and then retrieves files in the traditional way.

On August 8, 2005, we announced that we were assigned patent rights from Robert A. Morrison IV and Ronald N. Baird, directors and officers at that time, for a new mobile biometric communications device incorporating several unique innovations. No consideration was issued by us for this assignment. The device combines the attributes of a mobile telephone, with biometric security features, and the characteristics of a credit identification system. The mobile biometric communications device is designed to take the place of a number of devices and identification mechanisms that people carry with them on a day-to-day basis. The product is designed to add security both to the use of a mobile communications system as well as credit verification methods.

On October 5, 2005, we announced that we entered into a Distributorship Agreement with BBD Best Brands Distribution Ltd. effective August 31, 2005. This agreement sets forth terms and conditions for the delivery of our biometric security devices and accompanying software to BBD for distribution in the Black Sea Region. In the first year of the three-year agreement, we would deliver mobile biometric products, touchStar biometric time and attendance devices as well as USB biometric flash drives. The initial shipment would include 220 USB biometric flash drives (1GB) and 20 touchStar devices. The agreement sets forth terms that as sales occur additional product will be shipped from our Company to maintain a base inventory at BBD. To date there has been no further activity related to this contract other than the initial shipment of product in June 2006.

Plan of Operation and Cash Requirements

We anticipate that we will expend approximately $1,500,000 during the upcoming twelve-month period ending March 31, 2008 to secure initial product orders, build market channels, support customer trials, complete independent product evaluations, recruit software engineers and marketing staff, conduct continued research and development on our new products, launch a marketing program, develop our manufacturing capabilities, and for working capital. These expenditures are broken down as follows:

Estimated Funding Required During the Twelve Month Period Ending March 31, 2008

Operating Expenses

Sales and Marketing	$477,000
Research and Development	44,000
General and Administrative	979,000
Total Operating Expenses	$1,500,000

At March 31, 2007, we had a net working capital (deficit) of ($1,499,306) exclusive of our debentures and related default penalties. If necessary, we plan to raise additional capital required to meet these immediate short-term needs and to meet the balance of our estimated funding requirements for the twelve months, primarily through the private placement of our securities. Our Board of Directors is continuing to conduct an analysis of our business plan. To better protect stockholder interests and provide future appreciation, we may concurrently pursue other opportunities or initiatives as an extension to our existing business.

We currently anticipate that revenues will commence and increase in the long-term as we increase our sales and marketing activities and introduce new products relating to biometrics in personal security applications. We expect to keep our operating costs to a minimum until cash is available through operating or financing activities. We anticipate that we will start generating revenues from the sale or lease of our biometric identification and authentication systems within the next three months, however, we are not in a position to predict whether we will be able to generate sufficient sales revenues to meet operating expenses.

We believe that broad market acceptance of our security, identification and authentication products is critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product offerings or any new product offerings. Failure to achieve broad market acceptance of our security products, as a result of competition, technological change, or otherwise, would adversely affect our business.

There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, if and when it is needed, we will be forced to scale down or perhaps even cease the operation of our business.

Sales and Marketing

We are promoting our products and accompanying software through multiple channels, namely through soliciting master distributors in the United States, through value added resellers and through our own sales team. We plan to direct our marketing effort to target sales involved with network security. We anticipate that we will expend approximately $477,000 during the twelve-month period ending March 31, 2008 on sales and marketing activities, including the salaries for new and existing employees and consultants involved in sales and marketing.

Research and Development

As a development stage company with a unique multi-faceted technique for biometric authentication devices, of the current year budget has been spent on research and development. We spent a minimal amount for the quarter ended March 31, 2007 on research and development activities since the initial development of the product is complete. From October 28, 2004 (inception) through March 31, 2007 we have spent over $471,178 on research and development activities. We expect that our annual research and development expenses will continue as we complete work on products currently in development.

We anticipate expending approximately $44,000 during the twelve-month period ending March 31, 2008 on research and development activities. We intend to develop our own key components as part of our objective to reduce product cost.

Manufacturing and Engineering

We currently plan to have our products manufactured for us by third parties, under the supervision of qualified personnel. Our consultants in the design and development of our products have long-term relationships with manufacturers and assemblers and we intend to use those relationships to our company’s advantage as it pertains to manufacturing and assembly of products. Engineering for our products is conducted through our consultants. Development of our “back office” software likewise has been accomplished through the use of independent consultants.

Capital Expenditures

We intend to invest a minimal amount during the nine-month period ending June 30, 2007 in additional servers, computers and other equipment as we focus on gaining commercial traction for the existing products.

Employees

As of March 31, 2007, we employed 6 full-time people. We expect that we will add employees, mostly in the sales and sales support areas which will cause a substantial increase in the amount of money spent on salaries.

General and Administrative Expenses

We expect to spend over $979,000 during the twelve-month period ending March 31, 2008, on general and administrative expenses including legal and auditing fees, insurance, public relations, investor relations, salaries, rent, office supplies and other administrative related expenses.

Future Operations

We have generated $63,763 of gross sales revenues since the inception of our Company to March 31, 2007. Consequently, we have incurred losses of $4,423,707 for the nine months ended March 31, 2007 and $7,165,118 from inception through March 31, 2007.

Management of the Company projects that we will require a minimum $300,000 to fund our ongoing working capital requirements and product purchases for the twelve-month period ending March 31, 2008. These estimates do not include any unanticipated capital requirements that may be needed should we identify any products or business acquisitions that may add value to our current product and service offerings.

In the long-term, our ability to continue as a going concern is dependent upon successful and sufficient market acceptance of our current product and software authentication offerings and any new product offerings and production of software that we may introduce. The continuing successful development and sales of our products and related technologies, and, finally, achieving a profitable level of operations will contribute to our ongoing success.

Application of Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Significant estimates include evaluation of our company’s income tax net operating loss carryforwards and valuation of non-monetary transactions in connection with the issuances of shares of common stock and common stock warrants and options.

Stock-based Compensation

Our company has adopted the fair value method of accounting for stock-based compensation recommended by SFAS No. 123 Accounting for Stock-Based Compensation. In future periods, the Company plans to adopt SFAS 123-R, Share Based Payments, on a prospective basis.

The fair value of stock options is estimated at the grant date using the Black-Scholes Option Pricing Model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, risk-free interest rates, and an expected life of the options. Although the assumptions used reflect management’s best estimate, they involve inherent uncertainties based on market conditions generally outside the control of our company. If future market conditions are different than the assumption used, stock-based compensation expense could be significantly different.

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin  104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Inventory

Inventory consists of finished goods purchased from third-party manufacturers and is valued at the lower of average cost or market. Average cost is determined using the first-in, first-out method of accounting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, 5% beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares of common stock were initially approved for quotation on the OTCBB under the name “Fidelity Capital Concepts Limited” under the symbol, FDCC, however, the first trade did not occur until January 4, 2005 when we commenced trading under the name “id-Confirm, Inc.” under the symbol, IDCO. The following quotations obtained from Stockwatch.com reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended(1)	High	Low
June 30, 2005	$1.74	$0.63
September 30, 2005	$1.04	$0.63
December 31, 2005	$1.16	$0.21
March 31, 2006	$0.38	$0.12

June 30, 2006	$0.32	$0.06
September 30, 2006	$0.13	$0.03
December 31, 2006	$0.08	$0.03
March 31, 2007	$0.06	$0.03

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Our common shares are issued in registered form. The Nevada Agency and Trust Company, 880 – 50 West Liberty Street, Reno, Nevada, 89501 (Telephone: 303.454.5727; Facsimile: 303.688.1887) is the registrar and transfer agent for our common shares. On May 30, 2007, the list of stockholders for our shares of common stock showed 56 registered stockholders and 71,008,835 shares of common stock outstanding.

Equity Compensation Plan Information

We adopted our current stock option plan, entitled the 2005 Stock Option Plan on January 31, 2005. The following table provides a summary of the number of options granted under our stock option plan, the weighted average exercise price and the number of options remaining available for issuance all as at our year ended June 30, 2006.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders	400,000(1)	$1.51	4,600,000(1)
Total	400,000(1)	$1.51	4,600,000(1)

(1)           The maximum number of options issuable under our stock option plan is 5,000,000. Includes options to acquire 400,000 shares of common stock granted under our stock option plan. None of the options granted have been exercised.

Our Board of Directors approved our 2005 Stock Option Plan pursuant to which we may grant an aggregate of up to 5,000,000 common shares or options to purchase common shares to employees, consultants or directors of our company or of any of our subsidiaries. The purpose of the 2005 Stock Option Plan is to give our company the ability to motivate participants to contribute to our growth and profitability. The 2005 Stock Option Plan is administered by our Board of Directors. It will continue in effect until the earlier of the (a) date that we have granted all of the securities that can be issued pursuant to its terms or (b) ten years from the adoption of the Plan.

Awards under our 2005 Stock Option Plan will vest as determined by our Board of Directors and as established in stock option agreements to be entered into between our company and each participant receiving an award. Options granted under the 2005 Stock Option Plan will have a term of 5 years from the date of grant but are subject to earlier termination in the event of death, disability or the termination of the employment or consulting relationship.

The exercise price of options granted under our 2005 Stock Option Plan shall be determined by our board of directors but shall not be less than the fair market value of our company’s common stock on the grant date.

Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of key executives during the last three complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last three complete fiscal years.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation

Thomas Breen President, Chief Operating Officer, Interim Chief Financial Officer and Director(2)	2006 2005 2004	$5,000 N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
David Grasch Chief Executive Officer and Director(3)	2006 2005 2004	$N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Robert A. Morrison IV Former Chief Technical Officer and Director(4)	2006 2005 2004	$78,900 $72,000 $9,000	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil
Ronald N. Baird Former Chairman of the Board and Director(5)	2006 2005 2004	$12,000 $72,000 $9,000	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil
Bonnie McNamara Former Chief Financial Officer(6)	2006 2005 2004	$85,366 N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A

(1)           The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2)           Thomas Breen was appointed president, chief operating officer, interim chief financial officer and director on June 15, 2006.

(3)	David Grasch was appointed chief executive officer and director on June 15, 2006.

(4)           Robert A. Morrison IV became our president and chief executive officer on September 12, 2005 and secretary, chief financial officer and a director on November 16, 2004. Mr. Morrison resigned as our chief financial officer on July 22, 2005 and as president, chief executive officer and secretary on June 15, 2006.

(5)	Robert N. Baird became our chairman of the board on September 12, 2005 and a director on November 16, 2004.

Mr. Baird was our president and chief executive officer from November 16, 2004 to September 12, 2005. Mr. Baird resigned as a director and chairman on June 15, 2006.

(6)           Bonnie McNamara was appointed our chief financial officer on July 22, 2005. Ms. McNamara resigned as chief financial officer on June 13, 2006.

Stock Options and Stock Appreciation Rights

During the period from inception (October 28, 2004) to June 30, 2006, we did not grant any stock options to our executive officers.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay director’s fees or other cash compensation for services rendered as a director in the year ended June 30, 2006.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

EMPLOYMENT CONTRACTS

Other than the following, we have no employment contracts with any of our directors or officers.

On February 1, 2007 we entered into an executive employment agreement with Thomas A. Breen wherein Mr. Breen has agreed to act as our President and Chief Operating Officer and we have agreed to pay Mr. Breen an annual base salary of $250,000, of which a certain percentage will be deferred as follows:

	Annualized Rate	Deferred Annual Rate
2/1/2007 – 6/30/2007	$120,000 Cash	$130,000 Deferred
2007 – 2008	$150,000 Cash	$100,000 Deferred
2008 – 2009	$175,000 Cash	$75,000 Deferred
2009 - 2010	$200,000 Cash	$50,000 Deferred
7/1/2010 – 1/31/2011	$250,000 Cash	$-0-

The executive employment agreement shall continue until January 31, 2011, after which time, it shall renew automatically from employment year to year (July 1 to June 30). In addition, we have agreed to issue to Mr. Breen 2,000,000 restricted shares of common stock upon execution of the executive employment agreement.

On February 1, 2007 we entered into an executive employment agreement with David Grasch wherein Mr. Grasch has agreed to act as our Chief Executive Officer and we have agreed to pay Mr. Grasch an annual base salary of $250,000, of which a certain percentage will be deferred as follows:

	Annualized Rate	Deferred Annual Rate
2/1/2007 – 6/30/2007	$120,000 Cash	$130,000 Deferred
2007 – 2008	$150,000 Cash	$100,000 Deferred
2008 – 2009	$175,000 Cash	$75,000 Deferred
2009 - 2010	$200,000 Cash	$50,000 Deferred
7/1/2010 – 1/31/2011	$250,000 Cash	$-0-

The executive employment agreement shall continue until January 31, 2011, after which time, it shall renew automatically from employment year to year (July 1 to June 30). In addition, we have agreed to issue to Mr. Grasch 2,000,000 restricted shares of common stock upon execution of the executive employment agreement.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to id-Confirm, Inc. are filed as part of this registration statement:

Audited Financial Statement for the Year Ended June 30, 2006

Audited Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of June 30, 2006 and 2005

Consolidated Statement of Operations for the year ended June 30, 2006, the period from October 28, 2004 (inception) to June 30, 2005, and the cumulative period from October 28, 2004 (inception) to June 30, 2006

Consolidated Statement of Stockholders’ Equity for the period from October 28, 2004 (inception) to June 30, 2006

Consolidated Statements of Cash Flows for the year ended June 30, 2006, the period from October 28, 2004 (inception) to June 30, 2005 and the cumulative period from October 28, 2004 (inception) to June 30, 2006

Notes to Consolidated Financial Statements

Interim Financial Statements for the Nine Months Ended March 31, 2007

Condensed Consolidated Balance Sheet as of March 31, 2007

Condensed Consolidated Statements of Operations for the Nine Months Ended March 31, 2007 and 2006, and from October 28, 2004 (inception) through March 31, 2007

Condensed Consolidated Statement of Stockholders’ Equity (Deficit) from October 28, 2004 (inception) through March 31, 2007

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2007 and 2006, and from October 28, 2004 (inception) through March 31, 2007

Notes to Condensed Consolidated Financial Statements as of March 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

id-Confirm, Inc.

(a development stage company)

Denver, Colorado

We have audited the accompanying consolidated balance sheets of id-Confirm, Inc. (a company in the development stage - the “Company”) as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended June 30, 2006, the period from October 28, 2004 (inception) to June 30, 2005 and for the cumulative period from October 28, 2004 (inception) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of id-Confirm, Inc. as of June 30, 2006, and 2005 and the results of its operations and its cash flows for year ended June 30, 2006, for the period from October 28, 2004 (inception) to June 30, 2005 and for the cumulative period from October 28, 2004 (inception) to June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s lack of revenues and operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado

September 15, 2006

- F2 -

id-Confirm, Inc.
(formerly Fidelity Capital Concepts Limited)
(a development stage company)

Consolidated Balance Sheets	June 30,2006	June 30, 2005

ASSETS
Current Assets
Cash and cash equivalents	$1,841,001	$1,246,242
Inventory	340,409	-
Total current assets	2,181,410	1,246,242

Furniture, fixtures and equipment, net of accumulated depreciation of $20,449 and $3,480, respectively	115,348	45,649
Debt issuance costs, net of accumulated amortization of $117,472	201,380	-
Other assets	2,166	3,100

Total Assets	$2,500,304	$1,294,991

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$35,204	$45,776
Convertible Senior Secured Debentures, net of discounts (Note 3 )	370,500	-

Total current liabilities	405,704	45,776

STOCKHOLDERS’ EQUITY
Common Stock, $0.0001 par value, 100,000,000 authorized,
55,968,467 and 51,000,000 shares issued and outstanding, respectively	5,597	5,100
Additional paid-in capital	4,830,414	2,847,370
(Deficit) accumulated during development stage	(2,741,411)	(1,603,255)
Total Stockholders' Equity	2,094,600	1,249,215

Total Liabilities and Stockholders' Equity	$2,500,304	$1,294,991

The accompanying notes are an integral part of these consolidated financial statements

- F3 -

id-Confirm, Inc.		For the	For the
(formerly Fidelity Capital Concepts Limited)		Period from	Period from
(a development stage company)	For the Year	October 28, 2004	October 28, 2004
	ended	(inception) to	(inception) to
Consolidated Statements of Operations	June 30, 2006	June 30, 2005	June 30, 2006

Net revenues	$50,732	$-	$50,732

Cost of goods sold	32,616	-	32,616

Gross profit	18,116	-	18,116

Operating Expenses:
Research and development	274,855	180,894	455,749
Selling, general and administrative	1,159,587	561,022	1,720,609
Stock based compensation	463,159	864,133	1,327,292
Total operating expenses	1,897,601	1,606,049	3,503,650

Income (Loss) from Operations	(1,879,485)	(1,606,049)	(3,485,534)

Other Income (Expense)
Interest income	65,390	2,794	68,184
Interest expense	(1,436,928)	-	(1,436,928)
Warrant valuation income (loss)	2,112,867	-	2,112,867
Total Other Income (Expense)	741,329	2,794	744,123

(Loss) before income tax	(1,138,156)	(1,603,255)	(2,741,411)

Income tax provision (benefit)	-	-	-

Net (loss)	$(1,138,156)	$(1,603,255)	$(2,741,411)

Net (loss) per common share-basic and diluted	$(0.02)	$(0.03)	$(0.05)

Weighted Average Number of Common Shares Outstanding, basic and diluted	51,414,039	50,008,943	50,827,070

The accompanying notes are an integral part of these consolidated financial statements

- F4 -

id-Confirm, Inc.
(formerly Fidelity Capital Concepts Limited)
(a development stage company)

Consolidated Statement of Stockholders’ Equity				(Deficit)
Period from October 28, 2004 (inception) to June 30, 2006				accumulated	Total
			Additional	during	Stockholders'
	Common Stock		Paid-in	development	Equity
	Shares	Amount	Capital	stage	(deficit)
Inception, October 28, 2004	49,200,000	$4,920	$83,417	$-	$88,337

Common shares and warrants issued for
cash	1,000,000	100	899,900	-	900,000

Exercise of stock purchase warrants	800,000	80	999,920	-	1,000,000

Stock based compensation	-	-	864,133	-	864,133

Net (loss) for the period ended June 30, 2005	-	-	-	(1,603,255)	(1,603,255)

BALANCES as of June 30, 2005	51,000,000	5,100	2,847,370	(1,603,255)	1,249,215

Fair value of detachable warrants issued in
conjunction with the convertible debentures	-	-	965,213	-	965,213

Fair value of common stock warrants issued to
convertible debenture placement agent	-	-	204,834	-	204,834

Stock based compensation	-	-	260,659	-	260,659

Common stock issued in payment of principal and
interest on convertible debentures	2,718,467	272	350,063	-	350,335

Fair value of stock issued for services	2,250,000	225	202,275	-	202,500

Net (loss) for the year ended June 30, 2006	-	-	-	(1,138,156)	(1,138,156)

BALANCES as of June 30, 2006	55,968,467	$5,597	$4,830,414	$(2,741,411)	$2,094,600

The accompanying notes are an integral part of these consolidated financial statements

- F5 -

id-Confirm, Inc.		For the	For the
(formerly Fidelity Capital Concepts Limited)		Period from	Period from
(a development stage company)	For the Year	October 28, 2004	October 28, 2004
	ended	(inception) to	(inception) to
Consolidated Statements of Cash Flows	June 30, 2006	June 30, 2005	June 30, 2006
Cash flows from operating activities:
Net (loss)	$(1,138,156)	$(1,603,255)	$(2,741,411)
Adjustments to reconcile net (loss) to net cash
provided by (used in) operations:
Depreciation	16,970	3,480	20,450
Stock-based compensation	463,159	864,133	1,327,292
Amortization of debt issuance costs	117,470	-	117,470
Amortization of debt discount	968,610	-	968,610
Amortization of original issue discount	220,263	-	220,263
Stock issued to debenture holders for interest expense	20,546	-	20,546
Fair value of warrants issued for services	204,834	-	204,834
Warrant valuation (income)	(2,112,867)	-	(2,112,867)
Changes in other current assets and liabilities:
Inventory	(340,409)	-	(340,409)
Other assets	934	(3,100)	(2,166)
Accounts payable	(10,572)	43,002	32,430
Net cash (used in) operating activities	(1,589,218)	(695,740)	(2,284,958)
Cash flow from investing activities
Purchase of equipment	(86,669)	(49,129)	(135,798)

Net cash (used in) investing activities	(86,669)	(49,129)	(135,798)
Cash flow from financing activities
Proceeds from sale of common stock	-	1,901,000	1,901,000
Proceeds from sale of convertible debentures	3,078,080	-	3,078,080
Repayment of convertible debentures	(488,584)	-	(488,584)
Debt issuance costs	(318,850)	-	(318,850)

Net cash provided by financing activities	2,270,646	1,901,000	4,171,646

Increase in cash and cash equivalents	594,759	1,156,131	1,750,890

Cash and cash equivalents, beginning of period	1,246,242	90,111	90,111

Cash and cash equivalents, end of period	$1,841,001	$1,246,242	$1,841,001

Supplemental disclosure of cash flow information:
Interest paid	$24,429	$-	$24,429
Income taxes paid	$-	$-	$-
Supplemental disclosure of non-cash investing and financing activities: Payment of debentures in common stock	$329,789	$-	$329,789
Warrant discount recorded upon issuance of debentures	$3,078,080	$-	$3,078,080
The accompanying notes are an integral part of these consolidated financial statements id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

1. Organization and Business

id-Confirm, Inc. (a development stage company) was incorporated in Nevada on October 29, 1999, and herein is referred to as “the Company” or “id-Confirm (Nevada)”. Prior to a name change on December 29, 2004, id-Confirm (Nevada) was known as Fidelity Capital Concepts Limited. On July 25, 2005, the Company also changed its fiscal year end from September 30 to June 30.

As of June 30, 2006, the Company had minimal revenue and is in the development stage of designing and marketing biometric identity recognition and verification technology and related products. Principal activities to date have consisted of organizing the Company, developing a business plan, assembling a management team and network of professional consultants and professionals, preliminary product design and capital formation.

(a) Reorganization on November 18, 2004

On November 18, 2004, the Company acquired id-Confirm, Inc., a development stage corporation organized in Colorado on October 28, 2004 (herein referred to as “id-Confirm (Colorado)”).

Immediately prior to the reorganization, id-Confirm (Nevada) had a total of 43,200,000 shares of issued and outstanding common stock. The reorganization was entered into pursuant to a Share Exchange Agreement whereby id-Confirm (Nevada) issued 26,000,000 shares of common stock to the shareholders of id-Confirm (Colorado) for all of the previously issued and outstanding common stock of id-Confirm (Colorado) and $1,000.

Concurrently, id-Confirm (Nevada) disposed of a wholly-owned subsidiary to a director and shareholder for cancellation of 1,600,000 common shares and another shareholder surrendered 18,400,000. The subsidiary disposed of accounted for all of id-Confirm (Nevada)’s prior business operations, and on the date of reorganization the net assets of the remaining non-operating entity were $87,337, consisting principally of cash and accounts payable.

As a consequence of the reorganization, the former id-Confirm (Colorado) shareholders owned approximately 52.85% of the resultant 49,200,000 outstanding shares of id-Confirm (Nevada) common stock. The reorganization was recorded as a recapitalization effected by a reverse acquisition wherein id-Confirm (Nevada) is treated as the acquiree for accounting purposes, even though it was the legal acquirer. Accordingly, the results of operations included in the financial statements consist solely of the accounting acquirer, id-Confirm (Colorado) since its October 28, 2004 inception and id-Confirm (Nevada) from the date of reorganization. Since the accounting acquiree, id-Confirm (Nevada) was previously inoperative, goodwill was not recorded.

(b) Going Concern and Liquidity

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. At present, the Company is in the development stage, is wholly

- F7 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

1. Organization and Business (continued)

reliant on its ability to raise additional capital for future financing needs and has had minimal revenues, saleable product, service or other business operations through June 30, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management plans to address this uncertainty include completion of product design, development of a sales force and initiating revenue producing activities. In the first quarter of 2007, management continues to aggressively pursue alternative financing arrangements to assist in meeting these goals.

(c) Certain prior period amounts have been re-classified to conform to current year presentation.

2. Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, id-Confirm, Inc. (Colorado). All inter-company balances and transactions have been eliminated.

(b) Accounting Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

(c) Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. At June 30, 2006 and 2005, cash and cash equivalents consisted of cash only.

(d) Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are recorded at historical cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of five (5) years. Depreciation expense for the fiscal year ended June 30, 2006, the period from inception through June 30, 2005, and the cumulative period from inception to June 30, 2006 was $16,970, $3,480 and $20,450 respectively.

- F8 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

2. Significant Accounting Policies (continued)

(e) Inventory

Inventory consists of finished goods purchased from third-party manufacturers and is valued at the lower of average cost or market. Average cost is determined using the first-in, first-out method of accounting.

(f) Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

(g) Advertising Expenses

The Company expenses advertising costs as incurred. The Company incurred $76,763, $53,174 and $129,937 advertising and promotion expenses for year ended June 30, 2006, the period from October 28, 2004 (inception) through June 30, 2005, and the cumulative period from inception to June 30, 2006, respectively.

(h) Research and Development Costs

The Company expenses research and development cost as incurred. Research and development expenses for the year ending June 30, 2006, the period from October 28, 2004 (inception) through June 30, 2005, and the cumulative period from inception to June 30, 2006, were $274,855, $180,894 and $455,749, respectively.

(i) Organization Costs

The Company accounts for organization costs under the provisions of Statement of Position 98-5, Reporting on the Costs of Start-Up Activities which requires that all organization costs be expensed as incurred.

(j) Software Development Costs

Software development costs are expensed as research costs until the Company has determined that the software has achieved technological feasibility, will result in probable future economic benefits, and management has committed to funding the project. Thereafter, the costs to

- F9 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

2. Significant Accounting Policies (continued)

develop the software are capitalized and amortized using the straight-line method over the remaining estimated useful lives.  To date, all software development costs have been expensed due to the development nature of the Company's business and products.

(k) Loss Per Share

Basic earnings (loss) per share are computed using the weighted average number of shares outstanding during the period. Diluted earnings per share are computed on the basis of the average number of common shares outstanding plus the dilutive effect of stock options and warrants. In periods of net loss, there are no diluted earnings per share since the result would be anti-dilutive.

(l) Financial Instruments

The fair value of financial instruments is determined at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be ascertained with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The fair value of the convertible debentures is $2,846,008 as of June 30, 2006. Management is of the opinion that the Company is not exposed to significant currency, interest or credit risks arising from these financial instruments.

(m) Income Taxes

The Company has adopted SFAS No. 109, Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements and tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

(n) Stock-Based Compensation

The Company has adopted the fair value method of accounting for stock-based compensation recommended by of SFAS No. 123, Accounting for Stock Based Compensation.

The fair value of stock options is estimated at the grant date using the Black-Scholes Option Pricing Model. This model requires the input of a number of assumptions, including expected

- F10 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

2. Significant Accounting Policies (continued)

dividend yields, expected stock price volatility, risk-free interest rates, and an expected life of the options. Although the assumptions used reflect management’s best estimate, they involve inherent uncertainties based on market conditions generally outside the control of the Company. If future market conditions are different than the assumption used, stock-based compensation expense could be significantly different.

(o) Comprehensive Income

The Company had no items of comprehensive income for the year ended June 30, 2006, for the period from October 28, 2004 (inception) through June 30, 2005, or for the cumulative period from October 28, 2004 (inception) through June 30, 2006.

(p)	Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

(q)	Effect of Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004) Share-Based Payments (“SFAS 123(R)”). This statement requires that we record all share-based payment expense in our financial statements based on a fair value methodology.  On April 14, 2005, the Securities and Exchange Commission (“SEC”) announced amended compliance dates for SFAS 123(R). The SEC previously required companies to adopt this standard no later than July 1, 2005, but the new rules now require us to adopt FAS 123(R) starting with our first quarter of our fiscal year beginning May 1, 2006. Additionally, in March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB No. 107), which summarizes the staff’s views regarding share-based payment arrangements for public companies. We are evaluating the impact of the new standards and, although we have not completed our analysis, we anticipate that the expense would not exceed the amounts disclosed in Accounting for Stock-Based Compensation had we been expensing under the new rule.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections which replaces Accounting Principles Board (“APB”) Opinion 20 and FASB Statement 3. SFAS 154 changes the requirements for the accounting and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the new accounting principle in net income of the period of change. SFAS 154 now requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impractical to determine

- F11 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

2. Significant Accounting Policies (continued)

either the period-specific effects or the cumulative effect of the change. The Statement is effective for fiscal years beginning after December 15, 2005.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. The statement also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement event occurring in fiscal years beginning after September 15, 2006. We do not expect the adoption of SFAS 155 to have an impact on our results of operations or financial condition.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment to FASB Statement No. 140 (“SFAS 156”). SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. We do not expect the adoption of SFAS 156 to have an impact on our results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. Management is currently evaluating the impact that the adoption of this statement may have on the Company’s consolidated financial position and results of operations.

With the exception of the effects of the restatement described in these financial statements, management does not expect the adoption of these rules and pronouncements to have a material impact on the Company’s financial statements.

(r)	Reclassifications

Certain prior period amounts have been re-classified to conform to current year presentation.

3. Convertible Debentures and Warrants

On November 14 and November 22, 2005, the Company received total gross proceeds of $3,078,080 and issued $3,664,381 of convertible debentures, convertible into shares of common

- F12 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

3. Convertible Debentures and Warrants (continued)

stock at the option of the debenture holder at a conversion price of $0.60 The convertible debentures mature on November 14, 2007.

The convertible debentures do not bear interest on the outstanding principal amount, as we received $3,078,080 in gross proceeds and issued convertible debentures in the principal amount of $3,664,381. All principal on the convertible debentures shall be due on November 14, 2007. The Company may not prepay the convertible debentures without the consent of the debenture holders.

The Company was required to redeem the convertible debentures on a monthly basis, commencing the 1st of each month, immediately after the earlier of (a) the first such date immediately following the 120th day after the issuance of the convertible debentures and (b) the first such date following the 60th day after the effective date of a registration statement and ending upon the full redemption or conversions of the convertible debentures. The amount that the Company is required to redeem per month is 1/15 of the principal amount of the debentures.

The first redemption was made April 1, 2006. Each monthly redemption requires the Company to pay $244,292 in cash. However, upon providing the appropriate notice to the debenture holders, in lieu of a cash redemption payment, the Company may elect to pay all or part of a such redemption amount in shares based on a conversion price equal to the lesser of (i) the fixed conversion price of $0.60 and (ii) 75% of the average of the ten volume weighted average prices for the ten trading days immediately prior to the applicable monthly redemption date.

The Company evaluated whether or not the secured convertible promissory notes contain embedded conversion options which meet the definition of derivatives under SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" and related interpretations. The Company concluded that since the fixed conversion rate does not change at the holders option, the notes qualify as conventional convertible debt and thus are not considered derivatives (see below for other terms which did require initially recording value of the attached warrants as derivatives). Therefore, the Company reviewed the notes for any beneficial conversion values that existed under EITF 98-5 and 00-27. There was no beneficial conversion value determined, since all debt discount was allocated to the value of the warrants and the conversion price was greater than the fair market value of the common stock of the company when granted.

The Company paid the first 2 required redemption payments in cash and made the third redemption payment in shares of stock. In June 2006, the Company issued a total of 1,879,167 shares under the redemption formula to the holders for the third payment. The excess of the fair market value of the shares issued over the redemption amount due was recorded as additional interest expense in the amount of $18,790. The Company also advanced the holders 839,300 shares of common stock for future payments in accordance with the terms of the agreements.

The holders, at their option, may convert, at any time until the close of business on the business day before the date of final maturity of the convertible debentures, all or any portion of the

- F13 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

3. Convertible Debentures and Warrants (continued)

principal amount of the convertible debentures into fully paid and non-assessable shares of our common stock at the conversion price in effect at the date of conversion. The conversion price shall be equal to the conversion price of $0.60, subject to adjustment.

In connection with the sale of the convertible debentures, a total of 6,179,395 long term warrants and 6,179,395 short term warrants were issued collectively to all of the debenture holders. The long term warrants are exercisable at any time on or after the six month anniversary of the issuance of the debentures at an exercise price of $0.65 per share, for a period of five years. The short term warrants have an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of the registration statement, March 15, 2006, covering the shares issuable on exercise of the warrants or five years from the closing date. Pursuant to their terms, the warrants may not be exercised if such exercise would result in the holder owning more than 4.99% of our outstanding shares of common stock.

In addition, the Company issued 244,292 long term and 244,292 short term warrants to the placement agent, issued on the same terms as the debenture holders’ warrants. These warrants were issued pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the sale of the convertible debentures to the other selling stockholders.

The Company agreed to file a registration statement covering the shares issuable upon conversion or payment of the notes and exercise of the warrants. The registration statement became effective March 15, 2006 and the Company is required to keep the registration statement effective until such time as all securities registered have been sold or may be resold pursuant to Rule 144 without restriction.

In the event of default, the Company will pay liquidated damages to each of the investors equal to 2% of the aggregate purchase price paid by each holder for the first 30 days after the date of default and 2% of the aggregate purchase price paid by each holder for every 30 day period thereafter. If the Company fails to pay any partial liquidated damages in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

The Company evaluated whether or not the warrants and registration rights meet the definition of derivatives under SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" and related interpretations. Pursuant to EITF 05-4 the Company concluded that the Company must issue registered shares under the warrant agreements or be subject to a potentially significant cash payment at the holders’ option. Therefore, the instruments must be combined and classified as a derivative liability at fair value with changes in fair value recorded in other income or expense.

- F14 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

3. Convertible Debentures and Warrants (continued)

Upon registration of the shares issuable upon conversion and the related warrants, this derivative liability was reclassified to additional paid-in capital in the statement of stockholders’ equity.

The value of the 12,847,374 warrants issued with the convertible promissory notes was $5,146,094, which exceeded the $3,078,080 face value of the debentures, and accordingly, the full face value of the note of $3,078,080 was allocated to the warrant value by recording a debt discount of $3,078,080 and recording a $5,146,094 warrant liability. In addition, the excess of the value over the note amount, aggregating $2,068,014 was recorded as a warrant liability and charged to other income (expense) as a change in fair value of warrant liability. The debt discount will be amortized to interest expense over the debt term. The warrants were valued using the Black-Scholes option pricing method with a common stock price of $0.56 based on the quoted trade price, five-year expected term, zero expected dividends, volatility of 100.4% and a discount rate of 3.00%. As there was no value allocated to the debt, there was no beneficial conversion amount to record and further, there was no intrinsic value between the conversion price of the debentures and the fair value of the stock. The warrant value for the 488,586 finder warrants using the same Black-Scholes assumptions as above was $204,834 and was directly charged to interest expense.

At March 15, 2006, the date of the effective date of the registration statement, in accordance with SFAS 133, the Company revalued the total 12,874,374 short term and long term warrants underlying the warrant liability and at that time the total value was $965,213 using the following Black-Scholes assumptions: common stock price of $0.21, 1 and 5 years expected term, zero expected dividends, volatility of 102.7% and a discount rate of 3.00%.

The revaluation resulted in a decrease to the warrant liability of $4,180,881 from the initial recording in November 2005 and a corresponding credit to the change in fair value of warrant liability. Accordingly, the net change in the fair value of the warrant liability during fiscal 2006 resulted in other income of $2,112,867.

The balance of the convertible debentures, net of discounts, as of June 30, 2006 is as follows:

Face amount of debentures	$3,664,381
Original issue discount	(586,301)
Valuation of warrants	(3,078,080)
Repayments	(818,373)
Amortization	1,188,873
Convertible debentures, net of discounts	$370,500

4. Stockholders’ Equity

(a) Private placement

On January 10, 2005, the Company completed an equity private placement of $900,000 by issuing 1,000,000 units at a purchase price of $0.90 per unit. Each unit comprises one share of

- F15 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

common stock and two stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at $1.25 per share for the first year after the closing of the private placement, and $1.50 per share for the second year. On May 25, 2005, the Company received $1,000,000 in exchange for an additional 800,000 shares of common stock issued when related warrants were exercised at the price of $1.25 per share.

(b) Warrants to purchase common stock as a result of the private placement and convertible debentures which are outstanding at June 30, 2006 are as follows:

Number of shares	Exercise Price	Expiration Date
1,000,000	$1.50	January 10, 2007
6,423,687	$0.60	March 14, 2007
6,423,687	$0.65	May 14, 2011

Each warrant entitles the holder to purchase one common share of the Company.

(c) On October 8, 2004, the Company effected a forward split of its then issued and outstanding 5,400,000 shares of common stock on a one-for-eight basis. This forward split resulted in 43,200,000 shares of common stock issued and outstanding as of October 8, 2004.

(d) On June 26, 2006, the Company granted individuals restricted stock grants in the aggregate amount of 2,250,000 shares on common stock for services rendered. These shares were recorded at fair market value of $0.09, at the date of grant.

5. Stock Option Plan

The board of directors has approved a Stock Option Plan (the ”Plan”) authorizing the issuance of a total of 5,000,000 shares pursuant to which directors, officers, employees and contracted individuals/consultants of the Company are eligible to receive grants of options for the Company’s common stock. Each stock option entitles its holder to purchase one common share of the Company. The Plan is administrated by the board of directors but is subject to the approval of the Company’s stockholders.

In March 2005, 3,150,000 stock options were granted to contracted individuals with an exercise price of $1.51 per share which expire on March 18, 2010. Of the options, 20% were vested immediately and the remaining options vest at 20% per year from March 18, 2006 to March 18, 2009. The remaining contractual life of the options was 3.71 years and 160,000 stock options were exercisable as of June 30, 2006.

- F16 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

5. Stock Option Plan (continued)

	# Shares Under Options	Weighted Average Exercise Price
Inception	-	$-
Granted	3,150,000	1.51
Forfeited	(100,000)	1.51
Balance, June 30, 2005	3,050,000	1.51
Granted	-	-
Forfeited	(2,650,000)	1.51
Balance, June 30, 2006	400,000	$1.51

During the current year, the Company charged $260,659 to operations and $864,133 for the period from inception to June 30, 2005, for a total of $1,124,792 for the period inception to June 30, 2006, for stock options issued by applying the fair value method in accordance with SFAS No. 123.

The following table shows the assumptions used in determining stock-based compensation costs under the Black-Scholes option pricing model:

Expected volatility	100%
Risk-free interest rate	3%
Expected life (years)	5
Dividend yield	Nil
Weighted average fair value per share of options granted	$1.13

6. Commitments and Contingencies

(a) Operating Lease

In connection with its rental of office/operations space, the Company has entered into a 5-year lease with a company controlled by an officer and stockholder. The rental expense for 2006 was $39,305. Future minimum rentals under the lease are as follows:

Year Ending June 30,	Minimum rentals
2007	$48,550
2008	51,200
2009	55,350
2010	24,000
$179,100

- F17 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

6. Commitments and Contingencies (continued)

(b) Technology Agreement

In April 2005, the Company entered into a Memorandum of Understanding with a U.S. private company to acquire its biometric knowledge and assets, including patents, patents pending, and rights and patents to the touchStarTM and Mini-touchStarTM products for stock options to purchase 300,000 common shares of the Company, exercisable at $1.00 per share for a period of five years from their date of issuance. One-third of the stock options were to be immediately exercisable, one-third exercisable upon completion of the next annual meeting of the Company, and the remaining one-third on January 2, 2006. As of June 30, 2006, none of these options had been granted or exercised, nor was there any determinable value of any intangible asset (patent or patent pending) related thereto.

7. Concentration of Credit Risk

SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. As of June 30, 2006, financial instruments that potentially expose the Company to credit risk consist of cash.

The Company maintains cash balances in a high quality financial institution. The Federal Deposit Insurance Corporation insures the accounts up to $100,000. At June 30, 2006, the Company exceeded this amount by $1,741,001. Management believes the risk of loss to be minimal.

8. Income Taxes

As of June 30, 2006, the Company had approximately $1,814,000 in pretax federal and state net operating loss carryforwards expiring in 2025 and 2026.

The Company provides for deferred taxes arising from temporary differences in the book and tax carrying amounts of assets and liabilities. Temporary differences arise primarily from allowance accounts and depreciation.

The deferred tax asset that results from such operating loss carryforwards and temporary differences of approximately $701,000 and $0, as of June 30, 2006 and 2005, respectively, has been fully reserved for in the accompanying consolidated financial statements as follows:

- F18 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

8. Income Taxes (continued)

	June 30, 2006	June 30,2005
Deferred tax liabilities	$-	$-
Deferred tax assets
Net operating loss deductions	$701,000	$-
Other deferred assets	-	-
Total deferred tax assets	701,000	-
Valuation allowance	(701000)	-
	$-	$-

Reconciliation of the differences between the statutory tax rate and the effective tax rate is as follows:

	Year ended June 30, 2006	Inception to June 30, 2005	Inception to June 30, 2006
Federal Statutory tax (benefit) rate	(34.0%)	(34.0%)	(34.0%)
State taxes, net of federal tax (benefit) rate	(4.63%)	(4.63%)	(4.63%)
Effective tax rate	(38.63%)	(38.63%)	(38.63%)
Valuation allowance	(38.63%)	(38.63%)	(38.63%)
Effective income tax rate	-	-	-

9. Related Party Transactions

The Company leases office space from a company controlled by an officer and major stockholder. Rental payments made under the operating lease for 2006 were $39,305. See Note 6.

For the year ended June 30, 2006, the company wrote-off a $9,000 receivable related to administrative support charged to an affiliated company controlled by an officer and major stockholder.

- F19 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

9. Related Party Transactions (continued)

For the year ended June 30, 2006, computer equipment (servers, computer hardware and furniture and fixtures) for $41,000 was purchased from a company controlled by an officer and major stockholder of the Company. Also during this year, leasehold improvements totaling $10,100 were paid to the landlord, which is an entity controlled by an officer of the Company.

10. Significant Fourth Quarter Adjustments and Restatements

In the fourth quarter of fiscal 2006, management determined that the Company had misapplied SFAS 133 "Accounting for Derivative Instruments and Hedging Activities” and related interpretations, in the Company’s financial statements filed on Form 10-QSB for the periods ending December 31, 2005 and March 31, 2006.

The adjustments related to the recording and valuation of the warrant liability in connection with the short term and long term warrants associated with the convertible debentures (see note 3). These adjustments resulted in warrant valuation income of $1,228,008 and $884,859 for the quarters ended December 31, 2005 and March 31, 2006, respectively. The effect of the significant fourth quarter adjustment on the individual quarterly financial statements is as follows (unaudited):

	Three Months Ended December 31, 2005	Three Months Ended March 31, 2006
Net income (loss) attributed to common stockholders: Previously reported	$(788,289)	$(906,823)
Adjustment -- warrant valuation income	1,228,008	884,859
Restated	$439,719	$21,964
Net income (loss) per share, basic and diluted:
Previously reported	$(0.015)	$(0.018)
Adjustment	0.024	0.018
Restated	$0.009	$--

11. Subsequent events

On August 1, 2006 the Company failed to make the required installment payments under the senior secured convertible debentures. The delinquent payments to the holders total $244,292 of principal and interest. As a result, one of the debenture holders filed a formal notice of default with the Company claiming acceleration of the outstanding principal balance, accrued interest and penalties due. The Company owes this holder approximately $210,000 at the time of default.

- F20 -

id-Confirm, Inc. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

11. Subsequent events (continued)

The Company subsequently entered into negotiations with the debenture holders to amend the terms of debentures and warrants, in an effort to relieve the Company from some of the more onerous conditions of the debentures. As a result of the default, the debentures are now considered current liabilities. As a result of the negotiations, the Company believes it will be able to have a brief moratorium on the monthly redemptions and anticipates amending its current debentures and warrants as compensation for the time extensions.

In addition, the Company is preparing to file a new registration statement to register additional shares underlying the debentures so that future debt payments could be made in shares of common stock as provided for in the debenture agreement.

id-Confirm, Inc. (A development stage company)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2007

- F22 -

id-Confirm, Inc.
(a development stage company)

Condensed Consolidated Balance Sheets	March 31, 2007 (unaudited)	June 30, 2006 (audited)

ASSETS
Current Assets
Cash and cash equivalents	$888,724	$1,841,001
Inventory	11,002	340,409
Other current assets	8,894	-
Total current assets	908,620	2,181,410

Furniture, fixtures and equipment, net of accumulated depreciation of $29,741 and $20,449, respectively	92,947	115,348
Debt issuance costs, net of accumulated amortization of $268,507 and $117,472, respectively	50,345	201,380
Other assets	22,212	2,166

Total Assets	$1,074,124	$2,500,304

LIABILITIES
Current Liabilities
Accounts payable	$41,334	$35,204
Accrued liabilities	623,567	-
Convertible senior secured debentures, net of discounts	1,743,025	370,500
Total current liabilities	2,407,926	405,704
Deferred compensation payable	43,333	-
Total Liabilities	2,451,259	405,704
STOCKHOLDERS’ EQUITY (Deficit)
Preferred Stock, $0.0001 par value, 100,000,000 shares authorized, no shares issued and outstanding	-	-

Common Stock, $0.0001 par value, 200,000,000 shares authorized, 71,008,835 and 55,968,467 shares issued and outstanding, respectively	7,101	5,597

Additional paid-in capital	5,780,882	4,830,414
(Deficit) accumulated during development stage	(7,165,118)	(2,741,411)
Total Stockholders' Equity (Deficit)	(1,377,135)	2,094,600

Total Liabilities and Stockholders' Equity (Deficit)	$1,074,124	$2,500,304

The accompanying notes are an integral part of these condensed consolidated financial statements

- F23 -

id-Confirm, Inc.
(a development stage company)			For the Period from
	For the nine	For the nine	October 28, 2004
	months ended	months ended	(inception) to
Condensed Consolidated Statements of Operations (unaudited)	March 31, 2007	March 31, 2006	March 31, 2007
		(restated)
Gross revenues	$ 13,031	$ 6,491	$ 63,763

Cost of goods sold	8,500	3,031	41,116

Gross profit	4,531	3,460	22,647

Operating expenses:
Research and development	15,429	-	471,178
Selling, general and administrative	969,088	1,030,746	2,689,697
Inventory impairment	316,972	-	316,972
Deferred compensation expense	43,333	-	43,333
Stock based compensation	311,666	412,072	1,638,958
Impairment of fixed assets	37,980	-	37,980
Total operating expenses	1,694,468	1,442,818	5,198,118

Loss from operations	(1,689,937)	(1,439,358)	(5,175,471)

Other income (expense)
Interest income	45,712	43,909	113,896
Interest (expense)	(2,779,482)	(944,269)	(4,216,410)
Warrant valuation income	-	2,112,867	2,112,867
Total other income (expense)	(2,733,770)	1,212,507	(1,989,647)

Loss before income tax	(4,423,707)	(226,851)	(7,165,118)

Income tax	-	-	-

Net loss	$ (4,423,707)	$ (226,851)	$ (7,165,118)

Net loss per share-basic and diluted	$ (0.07)	$ (0.00)	$ (0.13)

Weighted average number of common shares outstanding, basic and diluted	62,957,729	51,000,000	54,466,268

The accompanying notes are an integral part of these condensed consolidated financial statements

- F24 -

id-Confirm, Inc.
(a development stage company)

Condensed Consolidated Statement of Stockholders’ Equity (Deficit)				(Deficit)
Period from October 28, 2004 (inception) to March 31, 2007				accumulated	Total
			Additional	during	Stockholders'
	Common Stock		paid-in	development	Equity
	Shares	Amount	capital	stage	(Deficit)
Inception, October 28, 2004	49,200,000	$4,920	$83,417	$-	$88,337

Common shares and warrants issued for cash	1,000,000	100	899,900	-	900,000
Exercise of stock purchase warrants	800,000	80	999,920	-	1,000,000
Stock based compensation	-	-	864,133	-	864,133
Net loss for the year ended June 30, 2005	-	-	-	(1,603,255)	(1,603,255)

BALANCES as of June 30, 2005	51,000,000	5,100	2,847,370	(1,603,255)	1,249,215
Fair value of detachable warrants issued in
conjunction with the convertible debentures	-	-	965,213	-	965,213
Fair value of common stock warrants issued to
convertible debenture placement agent	-	-	204,834	-	204,834
Stock based compensation	-	-	260,659	-	260,659
Common stock issued in payment of principal and
interest on convertible debentures	2,718,467	272	350,063	-	350,335
Fair value of stock issued for services	2,250,000	225	202,275	-	202,500
Net loss for the year ended June 30, 2006	-	-	-	(1,138,156)	(1,138,156)

BALANCES as of June 30, 2006	55,968,467	5,597	4,830,414	(2,741,411)	2,094,600
Common stock issued in payment of principal and
interest on convertible debentures	9,490,368	949	639,357	-	640,306
Stock based compensation	5,350,000	535	303,131	-	303,666
Fair value of stock issued for services	200,000	20	7,980	-	8,000
Net loss for the nine months ended March 31, 2007	-	-	-	(4,423,707)	(4,423,707)

BALANCES as of March 31, 2007 (unaudited)	71,008,835	$7,101	$5,780,882	$(7,165,118)	$(1,377,135)

The accompanying notes are an integral part of these condensed consolidated financial statements id-Confirm, Inc.
(a development stage company)
Condensed Consolidated Statements of Cash Flows (unaudited)	For the nine months ended March 31, 2007	For the nine months ended March 31, 2006	Period from October 28, 2004 (inception) to March 31, 2007
Cash flows from operating activities:
Net (loss)	$(4,423,707)	$(226,851)	$(7,165,118)
Adjustments to reconcile net (loss) to net cash
provided by (used in) operations:
Depreciation and amortization	22,135	8,462	42,585
Stock-based compensation	311,666	412,072	1,638,958
Deferred compensation	43,333	-	43,333
Inventory impairment	329,407	-	329,407
Loss on impairment of fixed assets	37,980	-	37,980
Amortization of debt issuance costs	151,035	59,786	268,505
Amortization of discount on debentures	1,573,195	549,003	2,541,805
Amortization of original issue discount	284,149	130,647	504,412
Stock issued to debenture holders for interest expense	155,487	-	176,033
Issuance of warrants for underwriting services	-	204,834	204,834
Warrant valuation (income)	-	(2,112,867)	(2,112,867)
Changes in other assets and liabilities:
Accounts receivable	-	(1,350)	-
Inventory	-	(369,994)	(340,409)
Other assets	(28,940)	1,034	(31,106)
Accounts payable and accrued liabilities	629,697	32,145	662,127
Net cash (used in) operating activities	(914,563)	(1,313,079)	(3,199,521)
Cash flow from investing activities:
Purchase of furniture, fixtures and equipment	(37,714)	(60,645)	(173,512)
Net cash (used in) investing activities	(37,714)	(60,645)	(173,512)
Cash flow from financing activities:
Proceeds from sale of common stock	-	-	1,901,000
Proceeds from sale of convertible debentures	-	2,759,229	3,078,080
Repayment of convertible debentures	-	-	(488,584)
Debt issuance costs	-	-	(318,850)
Net cash provided by financing activities	-	2,759,229	4,171,646
Increase (decrease) in cash and cash equivalents	(952,277)	1,385,505	798,613

Cash and cash equivalents, beginning of period	1,841,001	1,246,242	90,111

Cash and cash equivalents, end of period	$888,724	$2,631,747	$888,724
Supplemental disclosure of cash flow information:
Interest paid	$-	$-	$24,429
Income taxes paid	$-	$-	$-
Supplemental disclosure of non-cash investing and financing activities:	$484,819	$-	$484,819
Payment of debentures in common stock
Debt issuance costs	$-	$318,850	$318,850
Warrant discount recorded upon issuance of debentures	$-	$-	$3,078,080
The accompanying notes are an integral part of these condensed consolidated financial statements

- F26 -

id-Confirm, Inc. (A development stage company)
Notes to Condensed Consolidated Financial Statements

1. Organization and Business

id-Confirm, Inc. (a development stage company) was incorporated in Nevada on October 29, 1999, and herein is referred to as “the Company” or “id-Confirm (Nevada)”. Prior to a name change on December 29, 2004, id-Confirm (Nevada) was known as Fidelity Capital Concepts Limited. On July 25, 2005, the Company also changed its fiscal year end from December 31 to June 30.

As of March 31, 2007, the Company had minimal revenue and is in the development stage of designing and marketing biometric identity recognition and verification technology and related products. Principal activities to date have consisted of organizing the Company, developing a business plan, assembling a management team and network of professional consultants and professionals, preliminary product design and capital formation.

(a) Reorganization on November 18, 2004

On November 18, 2004, the Company acquired id-Confirm, Inc., a development stage corporation organized in Colorado on October 28, 2004 (herein referred to as “id-Confirm (Colorado)”).

Immediately prior to the reorganization, id-Confirm (Nevada) had a total of 43,200,000 shares of issued and outstanding common stock. The reorganization was entered into pursuant to a Share Exchange Agreement whereby id-Confirm (Nevada) issued 26,000,000 shares of common stock to the shareholders of id-Confirm (Colorado) for all of the previously issued and outstanding common stock of id-Confirm (Colorado) and $1,000.

Concurrently, id-Confirm (Nevada) disposed of a wholly-owned subsidiary to a director and shareholder for cancellation of 1,600,000 common shares and another shareholder surrendered 18,400,000. The subsidiary disposed of and accounted for all of id-Confirm (Nevada)’s prior business operations, and on the date of reorganization the net assets of the remaining non-operating entity were $87,337, consisting principally of cash and accounts payable.

As a consequence of the reorganization, the former id-Confirm (Colorado) shareholders owned approximately 52.85% of the resultant 49,200,000 outstanding shares of id-Confirm (Nevada) common stock. The reorganization was recorded as a recapitalization effected by a reverse acquisition wherein id-Confirm (Nevada) is treated as the acquiree for accounting purposes, even though it was the legal acquirer. Accordingly, the results of operations included in the financial statements consist solely of the accounting acquirer, id-Confirm (Colorado) since its October 28, 2004 inception and id-Confirm (Nevada) from the date of reorganization. Since the accounting acquiree, id-Confirm (Nevada) was previously inoperative, goodwill was not recorded.

(b) Going Concern and Liquidity

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. At present, the Company is in the development stage, is wholly reliant on its ability to raise additional capital for future financing needs and has had minimal revenues, saleable product, service or other business operations through March 31, 2007. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management's plans to address this uncertainty include completion of product design; development of a sales force and initiation of revenue producing activities. Management continues to aggressively pursue alternative financing arrangements to assist in meeting these goals.

- F27 -

- F28 -

id-Confirm, Inc. (A development stage company)
Notes to Condensed Consolidated Financial Statements

(c) Subsidiary

In January 2007, Id-Confirm set up a new wholly-owned subsidiary, Secure Access LLC, a New Mexico limited liability company. On April 14, 2007 a bank account was opened at First Community Bank in New Mexico. An initial contribution of $100,000 was transferred from Id-Confirm to Secure Access.

2. Significant Accounting Policies

(a) Basis of Presentation

The unaudited interim financial statements of the Company included herein have been prepared in accordance with the instructions for Form 10-QSB under the Securities Exchange Act of 1934, as amended, and Item 310 of Regulation S-B under the Securities Act of 1933, as amended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, including normal recurring accruals, necessary to present fairly the financial position of the Company at March 31, 2007, the results of operations for the nine months and three months ended March 31, 2007 and 2006, and the period from inception (October 29, 2004) to March 31, 2007, and the cash flows for the nine months ended March 31, 2007 and 2006, and the period from inception (October 29, 2004) to March 31, 2007. The results of operations for the nine months ended March 31, 2007 are not necessarily indicative of the expected results of operations for the full year or any future period. The balance sheet as of June 30, 2006 is derived from the Company’s audited financial statements. These financial statements should be read in conjunction with the consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-KSB for the period ended June 30, 2006 as filed with the Securities and Exchange Commission.

(b) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, id-Confirm, Inc. (Colorado). All inter-company balances and transactions have been eliminated.

(c) Accounting Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

(d) Stock-Based Compensation

The Company has adopted the fair value method of accounting for stock-based compensation recommended by SFAS No. 123R, “Share-Based Payment”.

The fair value of stock options is estimated at the grant date using the Black-Scholes Option Pricing Model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, risk-free interest rates, and an expected life of the options. Although the assumptions used reflect management’s best estimate, they involve inherent uncertainties based on market conditions generally outside the

- F29 -

id-Confirm, Inc. (A development stage company)
Notes to Condensed Consolidated Financial Statements

2. Significant Accounting Policies (continued)

control of the Company. If future market conditions are different than the assumption used, stock-based compensation expense could be significantly different.

(e) Comprehensive Income

The Company had no items of comprehensive income for the three or nine months ended March 31, 2007 and March 31, 2006, or for the period from October 28, 2004 (inception) through March 31, 2007.

(f) Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

3. Convertible Debentures and Warrants

On November 14 and November 22, 2005, the Company received total gross proceeds of $3,078,080 and issued $3,664,381 of convertible debentures, convertible into shares of common stock at the option of the debenture holder at a conversion price of $0.60 The convertible debentures mature on November 14, 2007.

The convertible debentures do not bear interest on the outstanding principal amount, as we received $3,078,080 in gross proceeds and issued convertible debentures in the principal amount of $3,664,381. All principal on the convertible debentures shall be due on November 14, 2007. The Company may not prepay the convertible debentures without the consent of the debenture holders.

The Company was required to redeem the convertible debentures on a monthly basis, commencing the 1st of each month, immediately after the earlier of (a) the first such date immediately following the 120th day after the issuance of the convertible debentures and (b) the first such date following the 60th day after the effective date of a registration statement and ending upon the full redemption or conversions of the convertible debentures. The amount that the Company is required to redeem per month is 1/15 of the principal amount of the debentures.

Each monthly redemption requires the Company to pay $244,292 in cash. However, upon providing the appropriate notice to the debenture holders, in lieu of a cash redemption payment, the Company may elect to pay all or part of a redemption amount in shares based on a conversion price equal to the lesser of (i) the fixed conversion price of $0.60 and (ii) 75% of the average of the ten volume weighted average prices for the ten trading days immediately prior to the applicable monthly redemption date.

During the nine months ended March 31, 2007, the Company issued 9,490,368 shares of common stock in payment of $484,819 in principal on the convertible debentures. The excess of the fair market value of the shares issued over the redemption amount due was recorded as additional interest expense in the amount of $82,779 and $155,487 during the three and nine months ended March 31, 2007 and $155,487 for the period from inception to March 31, 2007.

In connection with the sale of the convertible debentures, a total of 6,179,395 long term warrants and 6,179,395 short term warrants were issued collectively to all of the debenture holders. The long term warrants are exercisable at any time on or after the six month anniversary of the issuance of the debentures at an exercise price of $0.65 per share, for a period of five years. The short term warrants have an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of the registration statement, March 15, 2006, covering the

- F30 -

shares issuable on exercise of the warrants or five years from the closing date.

id-Confirm, Inc. (A development stage company)
Notes to Condensed Consolidated Financial Statements

3. Convertible Debentures and Warrants (continued)

Pursuant to their terms, the warrants may not be exercised if such exercise would result in the holder owning more than 4.99% of our outstanding shares of common stock.

In addition, the Company issued 244,292 long term and 244,292 short term warrants to the placement agent, issued under the same terms as the debenture holders’ warrants. These warrants were issued pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the sale of the convertible debentures to the other selling stockholders.

On August 1, 2006 the Company failed to make the required installment payments under the senior secured convertible debentures. As a result, one of the debenture holders filed a formal notice of default with the Company claiming acceleration of the outstanding principal balance, accrued interest and penalties due. The Company owes this holder approximately $210,000 at the time of default. As a result of the default, the debentures are now considered current liabilities.

On January 9, 2007, a second debenture holder filed a formal notice of default with the Company claiming acceleration of the outstanding principal balance, accrued interest and penalties due. The Company owes this holder approximately $194,000 at the time of default.

In addition, on October 16, 2006, the Company filed a new registration statement to register additional shares underlying the debentures so that future debt payments could be made in shares of common stock as provided for in the debenture agreement. This registration statement is not yet effective.

4. Stockholders’ Equity (Deficit)

In October 2006, the Company issued restricted stock grants to employees totaling 1,350,000 shares as past due compensation and sign-on bonuses for their employment. This stock was valued at $.06 per share, the fair value of the Company’s stock at the time of the grant, and recorded as compensation expense in the accompanying consolidated financial statements.

In March 2007, the Company issued 2,000,000 shares of restricted stock to each of the two officers as "sign-on" bonuses. This stock was valued at $.05 per share, the fair value of the Company's stock at the time of the grant, and is recorded as compensation expense in the accompanying consolidated financial statements.

In addition, in March 2007, the Company issued restricted stock grants to a consultant totaling 200,000 as compensation. This stock was valued at $.04 per share, the fair value of the Company's stock at the time of the grant, and recorded as compensation expense in the accompanying consolidated financial statements.

5. Employment Agreements

In February 2007, The Company entered into two executive employment agreements with two officers of the Company. We have agreed to pay each officer $250,000 per year of which a certain declining percentage will be deferred. The deferred compensation is recorded as deferred compensation expense in the accompanying consolidated financial statements. These agreements shall continue until January 31, 2011, after which time, they shall renew automatically from employment year to year (July 1 to June 30).

- F31 -

id-Confirm, Inc. (A development stage company)
Notes to Condensed Consolidated Financial Statements

Payout of this deferred compensation, subject to the discretion of the Board of Directors, will occur on the earliest to occur of the following: a) change of control; b) profitability of the Company; c) death or disability; d) additional funding; or e) corporate insolvency.

6. Related Party Transactions

During the nine months ended March 31, 2007, the Company recorded revenue of $4,300 from a firm in which a former officer and director of the Company is a major stockholder. These sales were made on favorable terms to the entity.

In addition, the Company purchased office equipment totaling $6,705 form an entity controlled by a former officer and major stockholder.

The Company leased office space from a former officer and major stockholder. Rental payments made under the operating lease for the nine months ended March 31, 2007 and 2006 were $35,100 and $19,000 respectively. In January 2007, the Company re-negotiated the remaining term of its office lease with the former officer and major stockholder and was released from the remaining term of the lease effective March 31, 2007.

7. New Lease Commitments

In connection with the rental of office/operations space, the Company entered into a 3-year operating lease with Blake Street Housing Partners, LLLP. The term of the lease is from March 15, 2007 through March 14, 2010. Future rentals under the lease are as follows:

Year	Rental
One	$43,707
Two	44,992
Three	46,278
$134,978

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Eden, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by id-Confirm, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of our company or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$186.06
Printing and engraving expenses	$5,000.00(1)
Accounting fees and expenses	$5,000.00(1)
Legal fees and expenses	$25,000.00(1)
Transfer agent and registrar fees	$5,000.00(1)
Fees and expenses for qualification under state securities laws	$0.00
Miscellaneous	$1,000.00(1)
Total	$41,186.06

(1) We have estimated these amounts

Item 26   RECENT SALES OF UNREGISTERED SECURITIES

On January 10, 2005, we completed an equity private placement of $900,000 by issuing 1,000,000 units at a purchase price of $0.90 per unit. Each unit comprised one share of common stock and two stock purchase warrants. Each warrant entitled the holder to purchase one share of common stock at $1.25 per share for the first year after the closing of the private placement, and at a price of $1.50 per share for the second year. We issued the shares of our common stock and the warrants to one investor who was a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On May 25, 2005, we issued 800,000 shares of common stock at a price of $1.25 per share pursuant to an exercise of share purchase warrants, which were granted pursuant to the private placement we conducted in January of 2005. The securities were issued to a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On October 27, 2005 we entered into private placement agreements with six institutional investors whereby we were to have received gross proceeds of $2,428,000 and have issued $2,890,476 of Convertible Debentures, convertible into 4,817,460 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. The investors were also to have been issued warrants exercisable at any time after six months from the closing date and for five years thereafter to purchase up to 3,215,213 shares of common stock at an exercise price of $0.9889 per share. The investors were also to have been issued 3,215,213 short term warrants at an adjusted exercise price of $0.60 per share, exercisable until the earlier of six months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. Subsequent to October 27, 2005, we have rescinded our agreements with two investors and have cancelled the corresponding debentures and warrants, and returned their funds. For the four investors that remained, the private placement closing and related debentures and warrants were amended to November 14, 2005, as disclosed below.

On November 14 and 22, 2005 we entered into private placement agreements with 14 institutional investors (the Selling Stockholders herein), whereby we have received gross proceeds of $3,078,080 and have issued $3,664,380.95 of Convertible Debentures due two years from the date of issuance, convertible into 6,107,301 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. A total of 6,179,395 long term warrants and 6,179,395 short term warrants have been issued collectively to all of the investors. The long term warrants are exercisable at any time on or after the six month anniversary of the securities purchase agreement at an exercise price of $0.65 per share, for a period of five years. The short term warrants have an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. In addition, we issued 244,292 long term and short term warrants to one broker, issued on the same terms as the investors’ warrants. All of these securities were issued pursuant to the exemption from registration under the United States Securities Act of 1933 provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the 1933 Act to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the 1933 Act. No advertising or general solicitation was employed in offering the securities.

On March 15, 2007, we issued 4,000,000 common shares to two of our officers pursuant to the terms of executive employment agreements dated February 1, 2007. We issued all of the 2,000,000 common shares to two U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) relying on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

Item 27    EXHIBITS

The following Exhibits are filed with this Prospectus:
Exhibit No.	Description
(2)	Plan of Purchase, Sale, Reorganization, Arrangement, Liquidation or Succession
2.1	Share Exchange Agreement dated November 12, 2004 among FCC and the stockholders of id-Confirm, Inc. (incorporated by reference from our Current Report on Form 8-K filed on November 17, 2004).
(3)	(i) Articles of Incorporation; and (ii) Bylaws
3.1	Articles of Incorporation (incorporated by reference from our Registration Statement on Form 10-SB filed on December 2, 2003).
3.2	By-laws (incorporated by reference from our Registration Statement on Form 10-SB filed on December 2, 2003).
3.3	Certificate of Amendment filed with the Secretary of State of Nevada on December 29, 2004 (incorporated by reference from our Current Report on Form 8-K filed on January 4, 2005).
3.4

Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on October 6, 2006 (incorporated by reference from our Current Report on Form 8-K filed on October 10, 2006).

(4)	Instruments defining rights of security holders, including indentures
4.1	2005 Stock Option Plan (incorporated by reference from our Annual Report on Form 10-KSB filed on September 28, 2005).
(5)	Opinion on Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
(10)	Material Contracts
10.1	Letter of Intent dated November 23, 2004 between id-Confirm Inc. and Aeros Aviation, LLC (incorporated by reference from our Current Report on Form 8-K filed on December 1, 2004).
10.2	Letter of Intent dated effective February 18, 2005 between id-Confirm Inc. and Aeros Aviation, LLC (incorporated by reference from our Current Report on Form 8-K filed on February 28, 2005).
10.3	Letter of Intent dated effective April 1, 2005 between id-Confirm Inc. and Inner Circle Logistics, Inc. (incorporated by reference from our Current Report on Form 8-K filed on April 7, 2005).
10.4	Memorandum of Understanding dated April 9, 2005 between id-Confirm, Inc. and Aeros Aviation, LLC (incorporated by reference from our Current Report on Form 8-K filed on April 12, 2005).
10.5	Distribution Agreement dated August 31, 2005 between id-Confirm, Inc. and BBD Best Brands Distribution Ltd. (incorporated by reference from our Current Report on Form 8-K filed on October 6, 2005).

10.6

Form of Securities Purchase Agreement entered into with the following subscribers in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd. Crescent (International) Ltd. Platinum Long Term Growth II, LLC Double U Master Fund, LP CMS Capital Nite Capital LP Whalehaven Capital		JMG Capital Partners LP Omicron Master Trust Iroquois Master Fund Ltd. Monarch Capital Fund Ltd. Alpha Capital AG Bristol Investment Fund, Ltd. Tayside Trading Ltd.
10.7

Form of Senior Secured Convertible debenture entered into with the following subscribers for the principle amounts indicated, in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd.	$300,000	JMG Capital Partners LP	$300,000
	Crescent (International) Ltd.	$300,000	Omicron Master Trust	$300,000
	Platinum Long Term Growth II, LLC	$297,714.29	Iroquois Master Fund Ltd.	$120,000
	Double U Master Fund, LP	$300,000	Monarch Capital Fund Ltd.	$300,000
	CMS Capital	$200,000	Alpha Capital AG	$416,667.67
	Nite Capital LP	$120,000	Bristol Investment Fund, Ltd.	$250,000
	Whalehaven Capital	$360,000	Tayside Trading Ltd.	$100,000
10.8

Form of Registration Rights Agreement entered into with the following subscribers in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd. Crescent (International) Ltd. Platinum Long Term Growth II, LLC Double U Master Fund, LP CMS Capital Nite Capital LP Whalehaven Capital		JMG Capital Partners LP Omicron Master Trust Iroquois Master Fund Ltd. Monarch Capital Fund Ltd. Alpha Capital AG Bristol Investment Fund, Ltd. Tayside Trading Ltd.
10.9

Form of Common Stock Purchase Warrant entered into with the following subscribers for the number of warrants indicated at an exercise price of $0.65 per share, in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd.	505,902	JMG Capital Partners LP	505,902
	Crescent (International) Ltd.	505,902	Omicron Master Trust	505,902
	Platinum Long Term Growth II, LLC	502,048	Iroquois Master Fund Ltd.	202,361
	Double U Master Fund, LP	502,902	Monarch Capital Fund Ltd.	505,902
	CMS Capital	337,268	Alpha Capital AG	702,642
	Nite Capital LP	202,361	Bristol Investment Fund, Ltd.	421,585
	Whalehaven Capital	667,083	Tayside Trading Ltd.	168,634
10.10

Form of Securities Agreement entered into with the following subscribers in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd. Crescent (International) Ltd. Platinum Long Term Growth II, LLC Double U Master Fund, LP CMS Capital Nite Capital LP Whalehaven Capital	JMG Capital Partners LP Omicron Master Trust Iroquois Master Fund Ltd. Monarch Capital Fund Ltd. Alpha Capital AG Bristol Investment Fund, Ltd. Tayside Trading Ltd.
10.11

Form of Subsidiary Guarantee entered into with the following subscribers in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005)

	JMG Triton Offshore Fund Ltd. Crescent (International) Ltd. Platinum Long Term Growth II, LLC Double U Master Fund, LP CMS Capital Nite Capital LP Whalehaven Capital	JMG Capital Partners LP Omicron Master Trust Iroquois Master Fund Ltd. Monarch Capital Fund Ltd. Alpha Capital AG Bristol Investment Fund, Ltd. Tayside Trading Ltd.
10.12

Form of Short Term Common Stock Purchase Warrant entered into with the following subscribers for the number of warrants indicated at an exercise price of $0.60 per share exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date, in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd.	505,902	JMG Capital Partners LP	505,902
	Crescent (International) Ltd.	505,902	Omicron Master Trust	505,902
	Platinum Long Term Growth II, LLC	502,048	Iroquois Master Fund Ltd.	202,361
	Double U Master Fund, LP	502,902	Monarch Capital Fund Ltd.	505,902
	CMS Capital	337,268	Alpha Capital AG	702,642
	Nite Capital LP	202,361	Bristol Investment Fund, Ltd.	421,585
	Whalehaven Capital	667,083	Tayside Trading Ltd.	168,634
10.13	Executive Employment Agreement with Thomas A. Breen (incorporated by reference from our Current Report on Form 8-K filed on March 19, 2007):
10.14	Executive Employment Agreement with David Grasch (incorporated by reference from our Current Report on Form 8-K filed on March 19, 2007):
(14)	Code of Ethics
14.1	Code of Ethics (incorporated by reference from our Annual Report on Form 10-KSB filed on September 28, 2005).
(16)	Letter on change in certifying accountant
16.1	Letter from Moore Stephens Ellis Foster Ltd. regarding change in independent accountant (incorporated by reference from our Current Report on Form 8-K filed on July 29, 2005).
(21)	Subsidiaries
	id-Confirm Inc. (a Colorado company)
(23)	Consents
23.1*	Consent of Gordon Hughes & Banks, LLP.

* Filed herewith.

Item 28    UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)           file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)           for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(4)           For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of id-Confirm pursuant to the foregoing provisions, or otherwise, id-Confirm has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by id-Confirm of expenses incurred or paid by a director, officer or controlling person of id-Confirm in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, id-Confirm will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, Colorado, on June 27, 2007.

id-CONFIRM, INC.

/s/ Thomas Breen

By: Thomas Breen, President, Interim Chief Financial Officer and Director

(Principal Executive Officer and Principal Financial and Accounting Officer)

Dated: June 27, 2007

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Thomas Breen as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

By /s/ Thomas Breen

Thomas Breen

President, Interim Chief Financial Officer and Director

(Principal Executive Officer and Principal Financial and Accounting Officer)

Dated: June 27, 2007

By: /s/ David Grasch

David Grasch

Chief Executive Officer and Director

Dated: June 27, 2007